Exhibit II

                                                EXECUTION COPY






            ACQUISITION AGREEMENT AND PLAN OF MERGER

                         BY AND AMONG

                    QUADRAMED CORPORATION,

                      RH ACQUISITION CO.

                              AND

                      FA ACQUISITION CO.,

                        ON THE ONE HAND

                              AND

                RESOURCE HEALTH PARTNERS, L.P.,

                     RESOURCE HOLDINGS, LTD.

                              AND

                      FRA ACQUISITION INC.,

                        ON THE OTHER HAND





                             DATED

                         DECEMBER 29, 1997




                         TABLE OF CONTENTS
                                                            Page

ARTICLE I.     DEFINITIONS                                  1

     1.1.      "AAA"                                        1
     1.2.      "Advisory Committee"                         1
     1.3.      "Affiliate"                                  1
     1.4.      "Agreement"                                  2
     1.5.      "Arbitrator"                                 2
     1.6.      "Articles of Merger"                         2
     1.7.      "Certificates of Merger"                     2
     1.8.      "Closing"                                    2
     1.9.      "Closing Consideration A"                    2
     1.10.     "Closing Consideration B"                    2
     1.11.     "Closing Considerations"                     2
     1.12.     "Code"                                       2
     1.13.     "Company"                                    2
     1.14.     "Company Advisors"                           2
     1.15.     "Company Disclosure Schedule"                2
     1.16.     "Company Financial Statements"               2
     1.17.     "Confidentiality Agreement"                  3
     1.18.     "Contract"                                   3
     1.19.     "Daily Price"                                3
     1.20.     "DGCL"                                       3
     1.21.     "Effective Time"                             3
     1.22.     "Employee Benefit Plan(s)"                   3
     1.23.     "Encumbrances"                               3
     1.24.     "Environmental Law"                          3
     1.25.     "ERISA"                                      3
     1.26.     "Exchange Act"                               3
     1.27.     "Escrow Agent"                               3
     1.28.     "Escrow Agreement"                           4
     1.29.     "Escrow Shares"                              4
     1.30.     "Fair Market Value"                          4
     1.31.     "FRA"                                        4
     1.32.     "FRA Common Stock"                           4
     1.33.     "General Partner"                            4
     1.34.     "Government Communications"                  4
     1.35.     "Hazardous Substance(s)"                     4
     1.36.     "Indemnified Person"                         4
     1.37.     "Indemnifying Person"                        4
     1.38.     "Intellectual Property"                      4
     1.39.     "IRS"                                        4
     1.40.     "Investment Representation Letter"           4
     1.41.     "Licenses"                                   5
     1.42.     "Loss(es)"                                   5
     1.43.     "Material Adverse Effect"                    5
     1.44.     "Merger Subs"                                5
     1.45.     "Mergers"                                    5
     1.46.     "Notice of Superior Proposal"                5
     1.47.     "Partner(s)"                                 5
     1.48.     "Partnership Interests"                      5
     1.49.     "Permitted Encumbrance"                      5
     1.50.     "Person"                                     5
     1.51.     "QuadraMed"                                  5
     1.52.     "QuadraMed Balance Sheet"                    5
     1.53.     "QuadraMed Balance Sheet Date"               5
     1.54.     "QuadraMed Common Stock"                     5
     1.55.     "QuadraMed Disclosure Schedule"              5
     1.56.     "QuadraMed Indemnified Person(s)"            6
     1.57.     "QuadraMed SEC Filings"                      6
     1.58.     "QuadraMed Shares"                           6
     1.59.     "QuadraMed Stock Value"                      6
     1.60.     "QuadraMed Survival Period"                  6
     1.61.     "Real Property"                              6
     1.62.     "Real Property Leases"                       6
     1.63.     "Registration Rights Agreement"              6
     1.64.     "Resource Holdings"                          6
     1.65.     "Resource Holdings Common Stock"             6
     1.66.     "RHP"                                        6
     1.67.     "RHP General Partnership Interest"           6
     1.68.     "RHP Limited Partnership Agreement"          6
     1.69.     "RHP Limited Partnership Interests"          6
     1.70.     "RHP Survival Period"                        6
     1.71.     "Rule 144"                                   7
     1.72.     "SEC"                                        7
     1.73.     "Securities Act"                             7
     1.74.     "Software"                                   7
     1.75.     "Sub A"                                      7
     1.76.     "Sub A Certificate of Merger"                7
     1.77.     "Sub A Common Stock"                         7
     1.78.     "Sub B"                                      7
     1.79.     "Sub B Certificate of Merger"                7
     1.80.     "Sub B Common Stock"                         7
     1.81.     "Sub B Merger Agreement"                     7
     1.82.     "Subsidiary" and "Subsidiaries"              7
     1.83.     "Superior Proposal"                          7
     1.84.     "Surviving Corporation A"                    7
     1.85.     "Surviving Corporation B"                    8
     1.86.     "Tax(es)"                                    8
     1.87.     "Tax Return(s)"                              8
     1.88.     "Third Party"                                8
     1.89.     "Third Party Acquisition"                    8
     1.90.     "Threshold Amount"                           8


ARTICLE II.    THE MERGERS                                  8

     2.1.      The Mergers                                  8
     2.2.      Execution and Filing of Articles and
               Certificates of Merger                       9
     2.3.      Effect of the Mergers                        9
     2.4.      Articles or Certificate of Incorporation;
               Bylaws                                       10
     2.5.      Directors                                    10
     2.6.      Officers                                     10
     2.7.      Effect on Capital Stock                      10
     2.8.      Closing                                      11
     2.9.      Delivery of Certificates                     12
     2.10.     Escrow.                                      12
     2.11.     Tax Consequences                             12
     2.12.     Pooling of Interests                         12
     2.13.     Private Placement                            12
     2.14.     Payment of Certain Fees and Expenses         12
     2.15.     Assignment of RHP Assets and Assumption of RHP
               Liabilities                                  12


ARTICLE III.   REPRESENTATIONS AND WARRANTIES OF THE
               COMPANY                                      13

     3.1.      Organization and Good Standing of RHP
               and Subsidiaries                             13
     3.2.      Limited Partnership Agreement, Charter and
               Bylaws                                       13
     3.3.      Corporate Minutes                            13
     3.4.      Qualifications to Do Business                13
     3.5.      Capitalization of Subsidiaries               13
     3.6.      Ownership of RHP Partnership Interests       14
     3.7.      RHP Assets and Liabilities; Subsidiaries
               and Other Affiliates                         14
     3.8.      Equity Ownership of Subsidiaries             14
     3.9.      Authority                                    14
     3.10.     Company Financial Statements                 15
     3.11.     Undisclosed Liabilities                      15
     3.12.     Absence of Certain Changes                   16
     3.13.     Assets                                       17
     3.14.     Real Property Matters                        18
     3.15.     Intellectual Property                        18
     3.16.     Proprietary Information of Third Parties     19
     3.17.     Software                                     19
     3.18.     Tax Matters                                  20
     3.19.     Legal and Regulatory Matters                 22
     3.20.     Employees                                    22
     3.21.     Billings                                     22
     3.22.     Insurance                                    22
     3.23.     Personnel                                    23
     3.24.     Employee Benefit Plan(s)                     23
     3.25.     Compliance with Environmental Laws           23
     3.26.     Bank and Brokerage Accounts                  24
     3.27.     Contracts                                    24
     3.28.     Material Misstatements or Omissions          25
     3.29.     Broker's, Finders or Other Transaction Fees  25
     3.30.     Customers and Suppliers                      25
     3.31.     Investment Representations of RHP            25


ARTICLE IV.    COVENANTS OF RHP                             26

     4.1.      Conduct of Company's Business                26
     4.2.      Access and Information                       28
     4.3.      Further Efforts                              29
     4.4.      Confidentiality                              29
     4.5.      Subsequent Events                            29
     4.6.      Public Announcement                          29
     4.7.      Exclusive Dealing                            29
     4.8.      Restrictions on Transferability of QuadraMed
               Shares, Compliance with Securities Act       30
     4.9.      Third Party Acquisitions                     31
     4.10.     Pooling of Interests                         32


ARTICLE V.     REPRESENTATIONS AND WARRANTIES OF QUADRAMED,
               SUB A AND SUB B                              32

     5.1.      Organization and Good Standing               33
     5.2.      Capitalization of QuadraMed, Sub A
               and Sub B                                    33
     5.3.      Authority                                    34
     5.4.      QuadraMed Shares                             35
     5.5.      QuadraMed SEC Filings                        35
     5.6.      Absence of Certain Changes                   35
     5.7.      Absence of Undisclosed Liabilities           35
     5.8.      Restrictions on Business Activities          36
     5.9.      Legal and Regulatory Matters                 36
     5.10.     Broker's Fees                                36
     5.11.     Material Misstatements or Omissions          36
     5.12.     Eligibility to Use Form S-3                  37


ARTICLE VI.    COVENANTS OF QUADRAMED, SUB A AND SUB B      37

     6.1.      Conduct of QuadraMed's Business              37
     6.2.      Further Efforts                              38
     6.3.      Confidentiality                              38
     6.4.      Public Announcement                          38
     6.5.      Benefits for Retained Employees              38
     6.6.      Subsequent Events                            39
     6.7.      Treatment of Mergers as Reorganization       39


ARTICLE VII.   GENERAL CONDITIONS PRECEDENT                 39

     7.1.      No Injunctions                               39
     7.2.      No Governmental Proceedings                  39
     7.3.      Governmental Approvals                       39
     7.4.      Escrow Agreement                             40
     7.5.      Simultaneous Mergers                         40


ARTICLE VIII.  CONDITIONS PRECEDENT TO QUADRAMED'S,
               SUB A'S AND SUB B'S OBLIGATIONS TO CLOSE     40

     8.1.      Certificates of RHP                          40
     8.2.      No Material Adverse Effect                   40
     8.3.      Legal Opinion of RHP's Counsel               40
     8.4.      Certified Resolutions                        40
     8.5.      Employment Agreements                        41
     8.6.      Proceedings Satisfactory to Counsel          41


ARTICLE IX     CONDITIONS PRECEDENT TO RHP'S OBLIGATIONS
               TO CLOSE                                     41

     9.1.      Certificates of QuadraMed, Sub A and Sub B   41
     9.2.      Certified Resolutions                        41
     9.3.      Legal Opinion                                42
     9.4.      Registration Rights Agreement                42
     9.5.      Employment Agreements                        42
     9.6.      Closing Considerations and Expenses          42
     9.7.      Proceedings Satisfactory to Counsel          42


ARTICLE X.     SURVIVAL OF REPRESENTATIONS AND
               INDEMNIFICATIONS                             42

     10.1.     Survival of Representations, Etc.            42
     10.2.     Indemnification by RHP                       43
     10.3.     Indemnification by QuadraMed, Sub A
               and Sub B                                    44
     10.4.     Procedure for Indemnification of Claims      44
     10.5.     Settlement or Compromise                     45
     10.6.     Third Party Claims                           45
     10.7.     Certificate of Incorporation and Bylaws      46
     10.8.     Exclusivity                                  46


ARTICLE XI.    TERMINATION                                  46

     11.1.     Termination                                  46
     11.2.     Effect of Termination                        47
     11.3.     Certain Payments                             48
     11.4.     Waiver of Conditions                         48
     11.5.     Payment of Expenses                          48


ARTICLE XII.   GENERAL                                      48

     12.1.     Arbitration                                  48
     12.2.     Amendments                                   49
     12.3.     Assignment                                   49
     12.4.     Notices                                      50
     12.5.     Further Assurances/Access                    51
     12.6.     Entire Agreement                             51
     12.7.     Counterparts; Facsimile                      51
     12.8.     Governing Law                                51


EXHIBITS

     Exhibit "A"    Escrow Agreement
     Exhibit "B"    Registration Rights Agreement
     Exhibit "C"    Sub A Certificate of Merger
     Exhibit "D"    Sub B Certificate of Merger
     Exhibit "E"    Sub A Merger Agreement
     Exhibit "F"    Assignment and Assumption Agreement
     Exhibit "G"    Investment Representation Letter
     Exhibit "H"    Opinion of Proskauer Rose LLP
     Exhibit "I"    Opinion of Pennsylvania counsel
     Exhibit "J"    Employment Agreements
     Exhibit "K"    Opinion of Brobeck, Phleger & Harrison LLP


SCHEDULES

     RHP Schedules

     Schedule 3.3        Corporate Minutes
     Schedule 3.4        Qualifications to Do Business
     Schedule 3.5        Capitalization of Subsidiaries
     Schedule 3.6        Ownership of RHP Partnership Interests
     Schedule 3.7 RHP Assets and Liabilities; Subsidiaries and Other Affiliates
     Schedule 3.8        Equity Ownership of Subsidiaries
     Schedule 3.9(a)     Authority
     Schedule 3.10       Company Financial Statements
     Schedule 3.11       Undisclosed Liabilities
     Schedule 3.12       Absence of Certain Changes
     Schedule 3.13(a)    Assets
     Schedule 3.13(a)(i) Permitted Encumbrances
     Schedule 3.14       Real Property
     Schedule 3.15       Intellectual Property
     Schedule 3.17       Software
     Schedule 3.18(a)    Tax Matters
     Schedule 3.18(b)    Threatened or Pending Tax Claims
     Schedule 3.18(c)    Tax Returns
     Schedule 3.18(e)    States for Tax Returns
     Schedule 3.18(g)    Waivers or Consents
     Schedule 3.18(h)    Tax Rulings or Agreements
     Schedule 3.18(i)    Consolidated Tax Returns
     Schedule 3.18(k)    Joint Venture/Partnership Agreements
     Schedule 3.18(l)    Accounting Method Adjustments
     Schedule 3.19       Litigation
     Schedule 3.22       Insurance
     Schedule 3.24       Employee Benefit Plan(s)
     Schedule 3.25       Compliance with Environmental Laws
     Schedule 3.26       Bank and Brokerage Accounts
     Schedule 3.27(a)    Contracts
     Schedule 3.27(b)    Validity of Contracts
     Schedule 3.29       Broker's, Finder's or Other Transaction
                         Fees


     QuadraMed Schedules

     Schedule 5.2        Capitalization
     Schedule 5.6        Absence of Certain Changes
     Schedule 5.7        Absence of Undisclosed Liabilities















               ACQUISITION AGREEMENT AND PLAN OF MERGER


     This Acquisition Agreement and Plan of Merger is entered into as of December 29, 1997, by and among QuadraMed Corporation, a Delaware corporation ("QuadraMed"), RH Acquisition Co. ("Sub A") and FA Acquisition Co. ("Sub B" and together with Sub A, the "Merger Subs") on the one hand, and Resource Health Partners, L.P., a Delaware limited partnership ("RHP"), Resource Holdings, Ltd., a Pennsylvania corporation ("Resource Holdings") and FRA Acquisition Inc., a Delaware corporation ("FRA") on the other hand.

     WHEREAS, the Boards of Directors of QuadraMed and Merger Subs, the Advisory Committee of RHP (the "Advisory Committee"), the General Partner of RHP and the Boards of Directors of Resource Holdings and FRA believe that it is in their respective best interests for QuadraMed to acquire the business of RHP on the terms set forth herein, and have each approved such acquisition by means of (i) a merger of Sub A with and into Resource Holdings pursuant to the terms of this Agreement (the "Sub A Merger") and (ii) a merger of Sub B with and into FRA pursuant to the terms of this Agreement (the "Sub B Merger," together with the Sub A Merger, the "Mergers"), with the Mergers to be accomplished on a tax-deferred basis pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code (as defined below) and on a pooling-of-interests basis.

     WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each signatory hereto, it is agreed as follows:


                         ARTICLE I.

                         DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings:

     1.1. "AAA" shall have the meaning specified in Section
12.1(a).

     1.2. "Advisory Committee" shall have the meaning specified in the preamble hereto.

     1.3. "Affiliate" shall mean any Person directly or indirectly controlled by, controlling or under common control of any other Person.

     1.4. "Agreement" shall mean this Acquisition Agreement and Plan of Merger, including the exhibits and schedules referred to herein.

     1.5. "Arbitrator" shall have the meaning specified in
Section 12.1(a).

     1.6. "Articles of Merger" shall mean the Articles of Merger to be filed in connection with Sub A Merger.

     1.7. "Certificates of Merger" shall refer to the Articles of Merger, the Sub A Certificate of Merger and the Sub B Certificate of Merger.

     1.8. "Closing" shall mean the closing of the transactions contemplated in this Agreement.

     1.9. "Closing Consideration A" shall have the meaning specified in Section 2.7(a)(i).

     1.10. "Closing Consideration B" shall have the meaning specified in Section 2.(b)(i).

     1.11. "Closing Considerations" shall mean the sum of Closing Consideration A and Closing Consideration B.

     1.12.     "Code" shall mean the Internal Revenue Code of
1986, as amended.

     1.13. "Company" shall refer collectively to RHP and all of RHP's Subsidiaries.

     1.14. "Company Advisors" shall refer collectively to RHP's financial advisor or any other investment banker and any attorney or accountant retained by RHP.

     1.15. "Company Disclosure Schedule" shall have the meaning specified in Article III.

     1.16. "Company Financial Statements" shall mean (i) the audited consolidated balance sheet of FRA and its consolidated subsidiaries as of December 31, 1996 and the related consolidated statements of operations, shareholder's equity and cash flows for the year then ended, as reported upon by Deloitte & Touche LLP, independent certified public accountants to FRA, including notes thereto, and the unaudited consolidated balance sheet of FRA and its consolidated subsidiaries as of October 31, 1997, and the related consolidated statements of operations, shareholder's equity and cash flows for the ten (10) month period then ended (without footnotes); and (ii) the unaudited consolidated balance sheets of Resource Holdings and its consolidated subsidiaries as of October 31, 1996 and the related consolidated statements of operations, stockholder's equity and cash flows for the year then ended as reviewed by Beucler, Kelly & Irwin Ltd., independent certified public accountants to Resource Holdings, and the unaudited unconsolidated balance sheets of each of Resource Holdings and Healthcare Research Affiliates, Inc. as of October 31, 1997 and the related statements of operations for the year then ended (without footnotes).

     1.17. "Confidentiality Agreement" shall mean that agreement by and among QuadraMed and RHP, dated as of July 16, 1997.

     1.18. "Contract" shall mean any existing written or oral contract, lease, indenture, mortgage, note, bond, instrument, license or other agreement.

     1.19. "Daily Price" of the QuadraMed Shares shall mean the last reported sales price on such day reported by the National Association of Securities Dealers, Inc. Automated
Quotation System.

     1.20.     "DGCL" shall mean the Delaware General Corporation
Law.

     1.21. "Effective Time" shall mean the date and time the Certificates of Merger are filed with the Delaware Secretary of State (in the case of Sub B Merger) and the Pennsylvania
Secretary of State (in the case of Sub A Merger).

     1.22.     "Employee Benefit Plan(s)" shall mean any
"employee benefit plan" as defined in Section 3(3) of ERISA and any other plan, policy, program, practice or arrangement providing compensation or other benefits to any current or former officer or employee of the Company or any beneficiary or dependent thereof that is or was maintained by the Company within the past five (5) years.

     1.23. "Encumbrances" shall mean any mortgage, chattel mortgage, conditional sales contract, pledge, lien, security interest, encumbrance, easement or similar interest.

     1.24. "Environmental Law" shall mean all applicable federal, state and local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directives, licenses, authorizations, permits and agreements with RHP issued or signed by any federal, state or local government authority that are currently in effect and relate to the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Water Act of 1977, the Clean Air Act, the Resource Conservation and Recovery Act of 1976, the Federal Insecticide, Fungicide and Rodenticide Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act of 1986 and the Safe Drinking Water Act, all as amended, and any state and local counterparts to such acts as exist at the time of Closing.

     1.25.     "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended.

     1.26.     "Exchange Act" shall mean the Securities Exchange
Act of 1934, as amended.

     1.27.     "Escrow Agent" shall mean State Street Bank &
Trust Company.

     1.28.     "Escrow Agreement" shall mean the Escrow
Agreement, in substantially in the form attached hereto as Exhibit A and incorporated herein by this reference (the "Escrow
Agreement").

     1.29. "Escrow Shares" shall have the meaning specified in Section 2.9.

     1.30. "Fair Market Value" with respect to each of the QuadraMed Shares shall mean the average of the Daily Price per share of the QuadraMed Shares (adjusted for any stock splits or other reclassifications during the applicable time period) for the twenty (20) consecutive trading days immediately preceding the second business day prior to the Closing.

     1.31. "FRA" shall have the meaning specified in the preamble hereto.

     1.32. "FRA Common Stock" shall have the meaning specified in Section 2.7(b).

     1.33.     "General Partner" shall mean RHP GP, L.P.

     1.34. "Government Communications" shall mean all written inspection reports, complaints and other notices received by the Company from government and regulatory agencies and authorities.

     1.35. "Hazardous Substance(s)" shall mean: (i) any substance, the presence of which requires investigation or remediation under any Environmental Law or under common law; (ii) any toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance which is regulated by any Environmental Law; and (iii) radon, ureaformaldehyde, polychlorinated biphenyls, friable asbestos or friable asbestos-containing materials, petroleum and petroleum products in concentrations or quantities which are regulated under the Environmental Laws.

     1.36. "Indemnified Person" shall have the meaning specified in Section 10.4.

     1.37. "Indemnifying Person" shall have the meaning specified in Section 10.4.

     1.38. "Intellectual Property" shall have the meaning specified in Section 3.15 of this Agreement.

     1.39.     "IRS" shall mean the United States Internal
Revenue Service or any successor entity.

     1.40. "Investment Representation Letter" shall have the meaning specified in Section 4.8(d).

     1.41. "Licenses" shall mean all material governmental licenses, permits, approvals and registrations necessary for the ownership of the Company properties and the conduct of its business as currently conducted.

     1.42.     "Loss(es)" shall have the meaning specified in
Section 10.2(a).

     1.43. "Material Adverse Effect" shall mean a material adverse effect on the business, assets, properties, operations or financial condition of RHP and the Subsidiaries, taken as a whole, or QuadraMed and its subsidiaries, taken as a whole, as the case may be, but shall not include the effect of economic, political or other conditions affecting the Company's industry or the economy generally.

     1.44. "Merger Subs" shall have the meaning specified in the preamble hereto.

     1.45. "Mergers" shall have the meaning specified in the preamble hereto.

     1.46. "Notice of Superior Proposal" shall have the meaning specified in Section 4.9(b).

     1.47.     "Partner(s)" shall mean the holder(s) of RHP
Limited Partnership Interests and the General Partner.

     1.48.     "Partnership Interests" shall mean RHP Limited
Partnership Interests and RHP General Partnership Interests.

     1.49. "Permitted Encumbrance" shall have the meaning specified in Section 3.13(a) of this Agreement.

     1.50. "Person" shall mean an individual, a partnership, a corporation, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture or any other entity of whatever nature.

     1.51. "QuadraMed" shall have the meaning specified in the preamble hereto.

     1.52.     "QuadraMed Balance Sheet" shall mean the Balance
Sheet included in QuadraMed's Quarterly Report on Form 10-Q for the period ended September 30, 1997.

     1.53.     "QuadraMed Balance Sheet Date" shall mean
September 30, 1997.

     1.54. "QuadraMed Common Stock" shall mean the shares of common stock of QuadraMed, $0.01 par value.

     1.55. "QuadraMed Disclosure Schedule" shall have the meaning specified in Article V.

     1.56. "QuadraMed Indemnified Person(s)" shall have the meaning specified in Section 10.2(a).

     1.57. "QuadraMed SEC Filings" shall mean any and all documents, reports and other filings, including those required as exhibits, made by QuadraMed with the SEC.

     1.58. "QuadraMed Shares" shall mean the shares of QuadraMed Common Stock issuable as the Closing Considerations.

     1.59.     "QuadraMed Stock Value" shall mean the Fair Market
Value of each of the QuadraMed shares used to calculate the Closing Considerations.

     1.60. "QuadraMed Survival Period" shall have the meaning specified in Section 10.1(b).

     1.61. "Real Property" shall mean all of the land, buildings, plants, facilities, installations, fixtures and other structures and improvements leased to the Company pursuant to the Real Property Leases.

     1.62. "Real Property Leases" shall mean, collectively, any written real property leases to which the Company is a party.

     1.63.     "Registration Rights Agreement" shall mean the
Registration Rights Agreement, substantially in the form of Exhibit B attached hereto.

     1.64. "Resource Holdings" shall have the meaning specified in the preamble hereto.

     1.65. "Resource Holdings Common Stock" shall have the meaning specified in Section 2.7(a).

     1.66. "RHP" shall have the meaning specified in the preamble hereto.

     1.67. "RHP General Partnership Interest" shall mean the general partnership interest in RHP.

     1.68. "RHP Limited Partnership Agreement" shall mean that certain First Amended and Restated Agreement of Limited
Partnership of Resource Health Partners, L.P., dated as of
January 13, 1995, as amended.

     1.69. "RHP Limited Partnership Interests" shall mean the limited partnership interests in RHP.

     1.70. "RHP Survival Period" shall have the meaning specified in Section 10.1(a).

     1.71.     "Rule 144" shall have the meaning specified in
Section 3.31(b).

     1.72.     "SEC" shall mean the Securities and Exchange
Commission.

     1.73.     "Securities Act" shall mean the Securities Act of
1933, as amended.

     1.74.     "Software" shall have the meaning specified in
Section 3.17.

     1.75. "Sub A" shall have the meaning specified in the preamble hereto.

     1.76.     "Sub A Certificate of Merger" shall mean the
Certificate of Merger in substantially the form attached hereto as Exhibit C, to be executed and filed in connection with the Sub
A Merger.

     1.77. "Sub A Common Stock" shall mean the common stock of Sub A, $0.001 par value.

     1.78. "Sub B" shall have the meaning specified in the preamble hereto.

     1.79.     "Sub B Certificate of Merger" shall mean the
Certificate of Merger in substantially the form attached hereto as Exhibit D, to be executed and filed in connection with the Sub
A Merger.

     1.80. "Sub B Common Stock" shall mean the common stock of Sub B, $0.001 par value.

     1.81. "Sub B Merger Agreement" shall mean the Agreement and Plan of Merger, in the form attached as Exhibit E.

     1.82. "Subsidiary" and "Subsidiaries" shall mean the subsidiaries of RHP as listed on Schedule 3.5 hereto.

     1.83. "Superior Proposal" shall mean any bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities RHP Limited Partnership Interests entitled to 50% or more of the distributions of RHP then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Advisory Committee of RHP by a majority vote determines in its good faith judgment (based on consultation with the financial advisor of RHP) to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the person or entity making the proposal, including the availability of financing therefor) and more favorable to RHP's Limited Partners than the Mergers.

     1.84. "Surviving Corporation A" shall have the meaning specified in Section 2.1(a).

     1.85. "Surviving Corporation B" shall have the meaning specified in Section 2.1(b).

     1.86. "Tax(es)" shall mean all taxes, charges, fees, levies or other assessments of any nature whatsoever (including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon the Company to which reference is being made or any Affiliate thereof for upon any consolidated, combined or unitary group of which any such entity is or was a member.

     1.87. "Tax Return(s)" shall mean all federal, state, foreign, local and other tax returns, reports and statements heretofore required to be filed by the Company to which reference is being made or by any consolidated, combined or unitary group of which the Company is or was a member.

     1.88.     "Third Party" shall mean any person or entity
(which includes a "person" as such term is defined in Section
13(d)(3) of the Exchange Act) other than QuadraMed, Sub A, Sub B or any affiliate thereof.

     1.89. "Third Party Acquisition" shall mean the occurrence of any of the following events: (i) the acquisition of RHP by merger or otherwise by any person or entity (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than QuadraMed, Sub A, Sub B or any affiliate thereof; (ii) the acquisition by a Third Party of 50% or more of the total assets of the Company (other than the purchase of the Company's products in the ordinary course of business); (iii) the acquisition by a Third Party of RHP Limited Partnership Interests entitled to 50% or more of distributions of RHP; (iv) the adoption by RHP of a plan of partial or complete liquidation or the declaration or payment of an extraordinary dividend other than in connection with the transactions contemplated by this Agreement; or (v) the repurchase by RHP of the RHP Limited Partnership Interests entitled to 50% or more of distributions of RHP.

     1.90. "Threshold Amount" shall have the meaning specified in Section 10.2(b).


                         ARTICLE II.

                         THE MERGERS

     2.1. The Mergers.

          (a) Sub A Merger. Subject to the terms and conditions of this Agreement and the Sub A Merger Agreement, simultaneously with the Sub B Merger, the Sub A Merger shall be consummated in accordance with the PBCL, as promptly as practicable following the satisfaction or waiver of the conditions set forth in Articles VII, VIII and IX. At the Effective Time, subject to the terms and conditions of this Agreement and the Sub A Merger Agreement and in accordance with the laws of the State of Pennsylvania, Sub A shall be merged with and into Resource Holdings, the separate corporate existence of Sub A shall cease and Resource Holdings shall continue as the surviving corporation (the "Surviving Corporation A").

          (b) Sub B Merger. Subject to the terms and conditions hereof, simultaneously with the Sub A Merger, the Sub B Merger shall be consummated in accordance with the DGCL as promptly as practicable following the satisfaction or waiver of the conditions set forth in Articles VII, VIII and IX. At the Effective Time, subject to the terms and conditions of this Agreement and in accordance with the laws of the State of Delaware, Sub B shall be merged with and into FRA, the separate corporate existence of Sub B shall cease and FRA shall continue as the surviving corporation (the "Surviving Corporation B").

     2.2. Execution and Filing of Articles and Certificates of
Merger.

          (a) Sub A Merger. Prior to the Closing, Sub A and Resource Holdings shall (i) complete and execute the Sub A Merger Agreement, the Articles of Merger, as required by the PBCL, and the Sub A Certificate of Merger, as required by the DGCL, (ii) shall cause the Articles of Merger and Sub A Merger Agreement to be delivered to the Pennsylvania Secretary of State for filing as part of the Closing as provided by the PBCL, and (iii) shall cause the Sub A Certificate of Merger to be delivered to the Delaware Secretary of State for filing as part of the Closing as provided by the DGCL. The parties hereto will also execute and deliver such other documents or certificates as may be required to effect the Sub A Merger.

          (b) Sub B Merger. Prior to the Closing, Sub B and FRA shall complete and execute the Certificate of Merger and cause the Certificate of Merger to be delivered to the Delaware Secretary of State for filing as part of the Closing as provided in Section 251 of the DGCL. The parties hereto will also execute and deliver such other documents or certificates as may be required to effect the Merger.

     2.3. Effect of the Mergers.

          (a) The Sub A Merger shall have the effect set forth in Section 1921 of the PBCL.

          (b) The Sub B Merger shall have the effect set forth in Section 251 of the DGCL.

     2.4. Articles or Certificate of Incorporation; Bylaws.

          (a) Sub A Merger. As of the Effective Time, the Articles of Incorporation of Resource Holdings shall be the Articles of Incorporation of Surviving Corporation A, and the Bylaws of Resource Holdings shall be the Bylaws of Surviving Corporation A.

          (b)  Sub B Merger.  As of the Effective Time, the
Certificate of Incorporation of FRA shall be the Certificate of Incorporation of Surviving Corporation B, and the Bylaws of Sub B shall be the Bylaws of Surviving Corporation B.

     2.5. Directors.

          (a) Sub A Merger. At the Effective Time, the directors of Sub A shall become the directors of Surviving
Corporation A. Such directors shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and Bylaws of Resource Holdings, or as otherwise provided by law.

          (b) Sub B Merger. At the Effective Time, the directors of Sub B shall become the directors of Surviving
Corporation B. Such directors shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of Sub B, or as otherwise provided by law.

     2.6. Officers.

          (a) Sub A Merger. At the Effective Time, the officers of Sub A shall become the officers of Surviving Corporation A. Such officers shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and Bylaws of Resource Holdings, or as otherwise provided by law.

          (b) Sub B Merger. At the Effective Time, the officers of Sub B shall become the officers of Surviving Corporation B. Such officers shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of Sub B, or as otherwise provided by law.

     2.7. Effect on Capital Stock.

          (a)  Conversion of Resource Holdings Common Stock; Sub
A Merger.

               (i) At the Effective Time of the Sub A Merger, each share of common stock, no par value, of Resource Holdings ("Resource Holdings Common Stock") issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and be converted automatically into the right to receive a number of shares of QuadraMed Common Stock equal to the quotient obtained by dividing (A) the amount obtained by dividing $3,792,039.90 by the Fair Market Value (such quotient referred to as "Closing Consideration A"), by (B) the number of shares of Resource Holdings Common Stock outstanding at the Effective Time. At the Effective Time, all rights in respect of such shares of Resource Holdings Common Stock shall cease to exist, other than the right to receive Closing Consideration A. Until surrendered, each outstanding certificate, if any, which prior to the Effective Time represented issued and outstanding shares of Resource Holdings Common Stock shall be deemed for all corporate purposes to evidence the right to receive such amount.

               (ii) At the Effective Time, all shares of Resource Holdings Common Stock that are owned by Resource Holdings as treasury stock immediately prior to the Effective Time shall be canceled and retired and cease to exist, without any conversion thereof.

          (b)  Conversion of FRA Common Stock; Sub B Merger.

               (i) At the Effective Time of the Sub B Merger, each share of common stock, $.01 par value, of FRA ("FRA Common Stock") issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and be converted automatically into the right to receive a number of shares of QuadraMed Common Stock equal to the quotient obtained by dividing
(A) the amount obtained by dividing $34,128,359.10 by the Fair Market Value (such quotient referred to as "Closing Consideration B"), by (B) the number of shares of FRA Common Stock outstanding at the Effective Time. At the Effective Time, all rights in respect of such shares of FRA Common Stock shall cease to exist, other than the right to receive Closing Consideration B. Until surrendered, each outstanding certificate, if any, which prior to the Effective Time represented issued and outstanding shares of FRA Common Stock shall be deemed for all corporate purposes to evidence the right to receive such amount.

               (ii) At the Effective Time, all shares of FRA
Common Stock that are owned by FRA as treasury stock immediately prior to the Effective Time shall be canceled and retired and cease to exist, without any conversion thereof.

     2.8. Closing. Unless this Agreement shall have been terminated pursuant to the provisions of Article XI, the Closing of the transactions contemplated by this Agreement shall take place at the offices of Brobeck, Phleger & Harrison LLP, One Market, Spear Tower, San Francisco, California 94105 as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles VII, VIII and IX.

     2.9. Delivery of Certificates.

          (a) RHP shall deliver to QuadraMed, at the Closing, the certificates for all outstanding shares of Resource Holdings
Common Stock and FRA Common Stock in exchange for the shares of QuadraMed Common Stock to be issued in the Mergers.

          (b)  QuadraMed shall deliver to RHP, at the Closing,
(i) a certificate in the name of RHP for a number of QuadraMed Shares equal to the quotient obtained by dividing $3,700,000 by the QuadraMed Stock Value (the "Escrow Shares"), to be deposited with and held by the Escrow Agent by RHP pursuant to the terms of the Escrow Agreement, and (ii) a certificate in the name of RHP for the aggregate number shares of QuadraMed Common Stock to be issued to RHP in the Mergers, other than the Escrow Shares. Each of the certificates shall bear the legends set forth in Section 4.8.

     2.10. Escrow. At the Closing, RHP shall cause the Escrow Shares to be deposited with the Escrow Agent, to be held in an escrow account established by the Escrow Agent for the purposes hereof in accordance with the terms of the Escrow Agreement.

     2.11. Tax Consequences. It is intended that the Mergers shall constitute a reorganization, within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code with respect to the acquisition of Resource Holdings and FRA, and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

     2.12. Pooling of Interests. The parties intend that the Mergers be treated as a "pooling of interests" for accounting purposes.

     2.13.     Private Placement.  The shares of QuadraMed Common
Stock to be issued in the Mergers will be exempt from registration requirements of the Securities Act pursuant to the private placement exemption provided by Section 4(2) thereof.

     2.14. Payment of Certain Fees and Expenses. QuadraMed shall assume and pay all fees and expenses of the Company
Advisors as contemplated by Section 11.5.

     2.15. Assignment of RHP Assets and Assumption of RHP Liabilities. At the Closing, QuadraMed and RHP shall execute and deliver the Assignment and Assumption Agreement attached hereto as Exhibit F, pursuant to which RHP shall assign to QuadraMed the assets and properties of RHP as of the Closing Date (other than the equity interests in the Subsidiaries) and QuadraMed shall assume all liabilities of RHP (other than those liabilities arising under the RHP Limited Partnership Agreement) as of the Closing Date on the terms and conditions of said Assignment and Assumption Agreement.


                         ARTICLE III.

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in a document of even date herewith and delivered by RHP to QuadraMed concurrently with the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Company Disclosure Schedule"), RHP, Resource Holdings and FRA jointly and severally represent and warrant to QuadraMed and the Merger Subs as follows:

     3.1. Organization and Good Standing of RHP and Subsidiaries. RHP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite partnership power and authority to carry on its business as now being conducted and to own, lease and operate its properties. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties.

     3.2. Limited Partnership Agreement, Charter and Bylaws. RHP has delivered to QuadraMed and the Merger Subs true, correct and complete copies of the RHP Limited Partnership Agreement and the charters (certified by the applicable Secretary of State) and bylaws (certified by its Secretary) of each Subsidiary, together with all amendments to each through the date hereof. The RHP Limited Partnership Agreement and each such charter and bylaws are in full force and effect.

     3.3. Corporate Minutes. Except as set forth on Schedule 3.3, RHP has delivered to QuadraMed and the Merger Subs copies of all minute books and stock certificate books of each Subsidiary, and the stock certificate books reflect all issuances of equity securities of each Subsidiary.

     3.4. Qualifications to Do Business. Each Subsidiary is qualified to do business and are in good standing in each jurisdiction (listed on Schedule 3.4 to this Agreement) where the character or location of the employment of personnel or the nature of the business and activities conducted by such Subsidiary requires such qualification, except in such jurisdictions where the failure to be so qualified and to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect.

     3.5. Capitalization of Subsidiaries. The capitalization of each Subsidiary is as set forth on Schedule 3.5 hereto. Except as set forth on Schedule 3.5, there are not and, as of the Closing, there will not be, any outstanding securities of any Subsidiary or options, warrants, subscriptions, convertible debentures or other rights, commitments or any other similar agreements for the purchase of any securities of any Subsidiary. Other than the RHP Limited Partnership Agreement, the Company is not a party to any voting trust agreements or other contracts, agreements or arrangements restricting voting rights or transferability with respect to the issued and outstanding capital stock of any Subsidiary.

     3.6. Ownership of RHP Partnership Interests. As of the date of this Agreement and as of the Closing, the Partners do and will own all of the issued and outstanding Partnership Interests of RHP as set forth on Schedule 3.6 hereto. Except as set forth on
Schedule 3.6, there have been no changes in the record ownership of any Partnership Interests or other equity interests of RHP within the one (1) year period ending on the Effective Time of this Agreement.

     3.7. RHP Assets and Liabilities; Subsidiaries and Other
Affiliates.

          (a) Except as set forth on Schedule 3.7, (i) RHP has no ownership interests or other rights in any assets or property and (ii) RHP has no liabilities or obligations of any kind or nature.

          (b) Except as set forth on Schedule 3.7, RHP does not have any subsidiaries and does not own, either directly or indirectly, any interest or investment, whether debt or equity (other than an interest as a creditor holding a trade account receivable), or any obligation, option or right to acquire any such interest, direct or indirect, in any other corporation or other entity other than the Subsidiaries.

     3.8. Equity Ownership of Subsidiaries. Except as set forth on Schedule 3.8, all the issued and outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable and are owned by RHP or by a wholly-owned Subsidiary, free and clear of any Encumbrances, and there are no proxies issued and outstanding or restrictions on voting with respect to any such shares.

     3.9. Authority.

          (a) RHP has the necessary limited partnership power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by RHP have been duly authorized by the Advisory Committee and the General Partner of RHP in accordance with applicable law and the RHP Limited Partnership Agreement.
No further action will be necessary on the part of RHP to make this Agreement valid and binding upon RHP in accordance with its terms. This Agreement has been duly and validly executed and delivered by RHP and this Agreement (assuming due authorization, execution and delivery by the other parties hereto) constitutes the legal, valid and binding obligation of RHP, enforceable in accordance with its terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally or by general principles of equity). Neither the execution, delivery nor performance of this Agreement by RHP, nor the consummation of the transactions contemplated hereby, nor compliance by RHP with the terms and provisions of this Agreement nor the Certificates of Merger will result in a violation or breach of any term or provision of the RHP Limited Partnership Agreement, or of any statute, rule or regulation applicable to RHP or its businesses, properties, assets or personnel, or except as described on
Schedule 3.9(a), conflict with or constitute a violation or breach of, or a default under (or an event which, with the passage of time or the giving of notice, or both, would constitute a default under), nor give any party a right to accelerate the due date of any indebtedness or obligation under, any indenture, mortgage, deed of trust, contract or agreement to which RHP is a party or to which its properties or assets are subject, or any judgment, decree, writ or other court order to which RHP is a party or by which RHP or its businesses, properties, assets or personnel are bound; except, in each case, where it would not have a Material Adverse Effect, either individually or in the aggregate.

          (b) Except for filing the Certificates of Merger with the Delaware and Pennsylvania Secretaries of State (as appropriate), filing any necessary qualification or withdrawal documents with state authorities, obtaining any necessary third-party consents and compliance with any federal or state securities laws requirements, RHP is not required to submit any notice, report or other filing with any federal, state or local governmental authority in connection with the execution or delivery or performance by RHP of this Agreement or the consummation of the transactions contemplated herein.

     3.10. Company Financial Statements. RHP has delivered to QuadraMed and the Merger Subs true, complete and correct copies of the Company Financial Statements. Except as set forth on Schedule 3.10, the Company Financial Statements (i) present fairly, in all material respects, the financial position of the Subsidiaries covered thereby at said dates and the results of their respective operations and cash flows for the periods therein specified in accordance with generally accepted accounting principles, consistently applied and maintained throughout the periods indicated, except as set forth therein, subject, in the case of interim and unaudited financial statements, to audit and year-end adjustments and accruals and the absence of footnotes and, in the case of the interim financial statements of Resource Holdings and Healthcare Research Affiliates, Inc., the absence of statements of shareholders' equity and cash flows, and (ii) have been prepared from the books and records of the Subsidiaries.

     3.11.     Undisclosed Liabilities.

          (a) Except for (i) liabilities disclosed or provided for on the Company Financial Statements, or in the footnotes thereto (ii) liabilities incurred in the ordinary course of business and not required to be set forth in the Company Financial Statements under generally accepted accounting principles, which could not reasonably be foreseen to have a Material Adverse Effect, either individually or in the aggregate,
(iii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1996, (iv) liabilities incurred in connection with the execution of this Agreement, (v) Contracts or commitments disclosed on any Schedule to this Agreement or not required to be so disclosed pursuant to the terms of this Agreement, and (vi) any liability disclosed on any other Schedule to this Agreement, the Company does not have any material direct or indirect indebtedness, liability or obligation, accrued, absolute or contingent (whether or not of a kind required by generally accepted accounting principles to be set forth on a balance sheet) (the "Liabilities"), other than the Liabilities set forth on Schedule 3.11.

          (b) Neither RHP nor any of the Subsidiaries have paid any of the fees or expenses of the Company Advisors in connection with this Agreement or the transactions contemplated hereby.

     3.12. Absence of Certain Changes. Except as set forth on Schedule 3.12 or as provided for in this Agreement, since October 31, 1997, the Subsidiaries have conducted their business only in the ordinary course and consistent with prior practice, and the Subsidiaries have not:

          (a) Discharged or satisfied any material Encumbrance or paid any material obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than liabilities shown on the Company Financial Statements and liabilities incurred since the date of the Company Financial Statements in the ordinary course of business and consistent with prior practice;

          (b) Subjected (or permitted to be subjected) any of its property, business or assets, tangible or intangible to any material Encumbrance other than Permitted Encumbrances;

          (c) Sold, transferred, leased to others or otherwise disposed of any of its assets or canceled or compromised any material debt or claim, or knowingly waived or released any claim or right of substantial value except in the ordinary course of business consistent with prior practice;

          (d) Terminated or received any notice of termination of any Contract or suffered any damage, destruction or loss (whether or not covered by insurance) which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

          (e) To the Company's knowledge, encountered any labor union organizing activity, had any actual or threatened employee strikes, workdowns or lockouts;

          (f) Transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, or entered into any Contract relating to, any Intellectual Property or modified any existing rights with respect thereto except as disclosed on other Schedules hereto;

          (g) Except as required in accordance with applicable laws, adopted, entered into or amended any Employee Benefit Plan or made any change in the actuarial methods or assumptions used in funding or determining benefit equivalences thereunder, and except for year-end bonuses in accordance with past practice, made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable to any director, officer or employee of the Company earning over $75,000 during the 1997 calendar year;

          (h) Made any capital expenditures or capital additions or betterments or commitments therefor in excess of $50,000 individually or $250,000 in the aggregate;

          (i) Instituted, settled or agreed to settle, or had a judgment rendered against the Company in, any material litigation, action or proceeding before any court or governmental body (domestic or foreign) relating to the Company or its businesses, assets or properties;

          (j) Accepted any Contract for performance of services or orders in a material amount from any hospital, health care provider or other customer with terms not within the ordinary course of business which will require performance subsequent to the Closing;

          (k) Revalued any of its assets or written off as uncollectible any notes or accounts receivable which, individually or in the aggregate, is material to the Company or its businesses, except writedowns and write-offs in the ordinary course of business.

          (l) Entered into any agreement or made any commitment to take any of the actions described in paragraphs (a) through
(l) above; or

          (m)  Experienced any Material Adverse Effect.

     3.13.     Assets.

          (a) Except as set forth on Schedule 3.13(a), each Subsidiary has marketable title to, or a valid leasehold interest in, or other legal right to use, all of the material properties and assets it owns or uses in its business, except inventory (if any) sold or other assets disposed of or used since October 31, 1997 in the ordinary course of business. None of such assets or properties owned by a Subsidiary are subject to any Encumbrances, except (i) imperfections of title and Encumbrances incurred or made in the ordinary course of business which are not material in amount and do not materially impair the usefulness of such properties and assets in the conduct of the business of the Company, (ii) liens for taxes, assessments or other governmental charges or levies which are either not yet delinquent or are being contested in good faith and by appropriate proceedings, can be paid without material penalty and which do not materially impair the usefulness of such properties and assets in the conduct of the business of the Company, (iii) Encumbrances which are either reflected, or securing liabilities reflected, on the Company Financial Statements or securing liabilities incurred since the date thereof in the ordinary course of business or (iv) Encumbrances reflected on Schedule 3.13(a)(i) (collectively, "Permitted Encumbrances"). Except as set forth on Schedule 3.13(a), all of such properties and assets owned, leased or used by the Company are adequate for all current operations of the business of the Company.

          (b) RHP has delivered to QuadraMed a complete list, which is true and correct in all material respects, of all equipment, machinery, tools, equipment, motor vehicles and other tangible personal property (other than inventory (if any) and supplies acquired in the ordinary course of business) owned, leased or used by the Company, except for any items having a current book value less than $15,000.

     3.14.     Real Property Matters.

          (a) Schedule 3.14 includes a complete and accurate description of all of the Real Property. The Real Property includes all land used for the conduct of the business and operations of the Company. To the knowledge of the Company, the activities carried on in such Real Property are not in violation of or in conflict with any applicable zoning, environmental or health regulation or ordinance or any other law, statute, regulation or ordinance which such violation or conflict would have a Material Adverse Effect. RHP has delivered to QuadraMed and the Merger Subs true, correct and complete copies of the Real Property Leases and copies of all material reports of any engineers, environmental consultants or other consultants in its possession relating to any of the Real Property that were prepared within the past five (5) years.

          (b) Except as disclosed on Schedule 3.14, there are no tenants (other than the Company) occupying space on any Real
Property leased by the Company.

          (c) Each of the Real Property Leases is valid and enforceable in accordance with its terms, the Company has not received any notice of any, and there exists no event of default by the Company or event which constitutes or would constitute (with notice or lapse of time or both) a default by the Company in any material respect under any Real Property Lease, except as otherwise provided in Schedule 3.14.

     3.15. Intellectual Property. Schedule 3.15 sets forth all patents, trademarks, service marks, trade names, copyrights, all applications for any of the foregoing and all permits, grants and licenses running to or from the Subsidiaries relating to any of the foregoing that are material to the business of the Subsidiaries (collectively, the "Intellectual Property"). To the extent that it would have a Material Adverse Effect and except as set forth on Schedule 3.15, to the Company's knowledge, the Subsidiaries are not in violation of, or infringing upon, any patent, trademark, service mark, trade name or copyright of any third party, and no written claims have been asserted, nor is there any litigation pending or threatened claiming such infringement. Except as set forth on Schedule 3.15, the Subsidiaries have not licensed or encumbered any Intellectual Property owned by them to any third party, nor have any other distribution rights been granted by the Subsidiaries to a third party. Except as set forth on Schedule 3.15, the Subsidiaries have not entered into any other agreements whereby the Subsidiaries have been appointed as a distributor or licensee of any products, patents or trademarks owned by a third party. Except as set forth on Schedule 3.15, the Subsidiaries have not entered into any agreement which restricts the use of any of the Intellectual Property. To the Company's knowledge, the Subsidiaries are not in breach of any agreement set forth in
Schedule 3.15, nor have any claims with respect to any agreement been asserted nor is there any litigation pending or threatened claiming any such breach, nor have any claims been asserted that any of the terms and conditions of such agreements violate the laws of any jurisdiction or treaty to the extent that, in each case, it would have a Material Adverse Effect. To the Company's knowledge, and except as provided in Schedule 3.15, the Subsidiaries own or have licensed from third parties, and have the right to use, all necessary Intellectual Property in order to conduct their business in all material respects as currently conducted.

     3.16. Proprietary Information of Third Parties. To the Company's knowledge, no Third Party has claimed in writing that any Person currently employed by the Company has (i) violated or may be violating any terms or conditions of his or her employment, non-competition or non-disclosure agreement with such Third Party, (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such Third Party or (iii) interfered or may be interfering in the employment relationship between such Third Party and any of its present or former employees.

     3.17.     Software.  Except as set forth on Schedule 3.17:

          (a) The computer software of the Subsidiaries included in the Intellectual Property (the "Software") performs in all material respects in accordance with the documentation and other written material used in connection with the Software and to the Company's knowledge is free of material defects in programming and operation, is in machine-readable form, contains all current revisions of the Software and includes all computer programs, materials and processes related to the Software. RHP has made available to QuadraMed and the Merger Subs complete and correct copies of all existing user manuals related to the Software.

          (b) To the Company's knowledge, no employee of the Company is in default under any term of any employment contract or noncompetition agreement with the Company relating to the Software, or any other contract or any restrictive covenant with the Company relating to the Software or its development or exploitation. To the Company's knowledge, the Software was developed entirely by employees and consultants of the Company. Each such employee was, during the time of such employee's participation in such development, exclusively an employee of the Company. The Software does not include, to the Company's knowledge, any inventions of any employees or consultants made prior to the time such employees or consultants became employees or consultants of the Company nor, to the Company's knowledge, any intellectual property of any previous employer of such employee or consultant.

          (c) All right, title and interest in and to the Software is owned by the Company, free and clear of all Encumbrances except for Permitted Encumbrances or other Encumbrances which would not materially impair the value or use of such Software, and, except for non-exclusive licenses granted to customers in the ordinary course of business, no party other than the Company has any interest in the Software, including, without limitation, any security interest, license, contingent interest or otherwise. To the Company's knowledge, the Company's development, use, sale or exploitation of the Software does not violate in any material respect any rights of any other person or entity and the Company has not received any communication alleging such a violation. Other than employees, consultants and sales agents, the Company does not have any obligation to compensate any person for the development, use, sale or exploitation of the Software nor has the Company granted to any other person or entity other than customers and sales agents any license, option or other rights to develop, use, sell or exploit in any manner the Software, whether requiring the payment of royalties or not.

          (d) The Company has used commercially reasonable efforts to prohibit the public disclosure of the source code for the Software to any person or entity other than certain employees and consultants of the Company. The Company used commercially reasonable efforts to protect the confidential and proprietary nature of the Software. There have been no patents applied for and no copyrights registered for any part of the Software.

     3.18.     Tax Matters.

          (a) All Tax Returns and reports of the Company required by law to be filed as of the date hereof have been filed, and all Taxes imposed upon the Company or any of its properties, assets or income which are due and payable, or claimed in writing by any taxing authority to be due and payable, as of the date hereof have been paid or reserved for, other than taxes, assessments, fees and charges being contested in good faith by the Company concerning an amount which in the aggregate is not material to the business of the Company and except for extensions set forth on Schedule 3.18(a). The Company has paid or made provision in the Company Financial Statements for the payment of all unpaid Taxes of the Company through the date of the Company Financials accrued for or applicable to the period then ended. FRA and its Subsidiary utilize the accrual method of accounting for tax purposes.

          (b) Except as set forth on Schedule 3.18(b), there are no claims for Taxes pending against the Company and the Company does not know of any threatened claim for Tax deficiencies, and there are not now in force any waivers or agreements by the Company for the extension of time for the assessment of any tax, nor has any such waiver or agreement been requested by the IRS or any other taxing authority.

          (c) Except as set forth on Schedule 3.18(c), within the past three years, the federal income Tax Returns of the Company have not been examined by the IRS. The Company has no liability for any federal, state or other Taxes of any other corporation or entity, including, without limitation, by reason of the application of Treas. Reg. Section 1.1502-6. Except as set forth on Schedule 3.18(c), the Company is not required to file any tax returns or to pay any Taxes in foreign countries.

          (d) The Company has paid or is withholding and will pay when due to the proper taxing authorities all withholding amounts required to be withheld with respect to all Taxes on income, unemployment, social security or other similar programs or benefits with respect to salary and other compensation of directors, officers and employees of the Company.

          (e) Schedule 3.18(e) lists those states where the Company is required to file a Tax Return.

          (f) The Tax Returns filed by the Company have reported accurately, in all material respects, all information required to be included on such Tax Returns.

          (g) Except as set forth on Schedule 3.18(g), the Company has not executed a waiver or consent extending any statute of limitation for the assessment or collection of any tax, which waiver or consent remains in effect.

          (h) Except as set forth on Schedule 3.18(h), the Company has not received a tax ruling or entered into any agreement with any taxing authority, which ruling or agreement has or could have a material adverse effect on the Taxes of the Company payable on or after the Closing.

          (i) Except as set forth on Schedule 3.18(i), the Subsidiaries have not been included in a federal consolidated income tax return and/or state consolidated, combined or unitary income tax return.

          (j) The Company has not at any time consented to have the provisions of Section 341(f) of the Code apply to it.

          (k) Except as set forth on Schedule 3.18(k), the Company is not subject to any joint venture, partnership or other arrangement or Contract which is treated as a partnership for federal income tax purposes, other than the limited partnership of RHP. The Company is not a party to any tax sharing agreement.

          (l) The Company is not and will not be required to recognize after the date hereof any taxable income in respect of accounting method adjustments required to be made under Section 481 of the Code or an equivalent state or local laws provision, other than as set forth on Schedule 3.18(l) (which describes such adjustment, the reason therefor and the amount or estimated amount (which estimate has been made in good faith, and is considered reasonable)) of such adjustment. No representation is made as to the effect of any accounting method changes or adjustments made by QuadraMed, Surviving Corporation A or Surviving Corporation B after the Closing or as a result of the transactions contemplated by this Agreement.

          (m) The Company has not made or become obligated to make, and will not as a result of any event connected with the transactions contemplated by this Agreement become obligated to make, any "excess parachute payment" as defined in Section 280G of the Code.

     3.19. Legal and Regulatory Matters. Except as set forth on Schedule 3.19: (i) there is no suit, action, arbitration, known governmental investigation or other proceeding, nor any order, decree or judgment pending or, to the Company's knowledge, threatened by or against the Company, or the transactions contemplated hereby that has, or could reasonably be expected to have, a Material Adverse Effect; (ii) there are no judgments, decrees or orders enjoining the Company in respect of, or the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any aspect of the business of the Company that has, or could reasonably be expected to have, a Material Adverse Effect; (iii) the Company has complied and is complying with all laws, ordinances, treaties and government rules, orders and regulations applicable to it or its properties, assets, personnel or business, non-compliance with which could have a Material Adverse Effect; (iv) the Company has obtained all material Licenses necessary for the ownership of its properties and the conduct of its business as currently conducted, and all such Licenses are currently in full force and effect; and (v) RHP has provided QuadraMed and the Merger Subs with access to all Government Communications as to which any unresolved issue remains.

     3.20. Employees. The Company has not been nor is it a party to any collective bargaining agreements with respect to any of its employees or with respect to any contract or agreement with a labor union or any local or subdivision thereof, nor has it been charged with any unresolved unfair labor practices, nor, to the Company's knowledge, is there any present union organizing activity among any of its employees. To the Company's knowledge, there are no controversies, claims, suits, actions or proceedings pending or threatened between the Company and its employees which have or could reasonably be expected to have a Material Adverse Effect.

     3.21. Billings. All billings to customers which are party to Contracts of the Company have been accurate in all material respects. To the Company's knowledge, there are no existing or threatened disputes regarding any services rendered or billings to such customers that would have a Material Adverse Effect.

     3.22. Insurance. Schedule 3.22 to this Agreement lists all insurance policies of the Company, indicating the type of insurance, carrier, policy number, amount of coverage (including deductible), premiums and expiration dates. Except as set forth on Schedule 3.22, such policies are in full force and effect and all premiums now due and owing with respect to such policies have been paid in full, and the Company has not made any borrowings or incurred any indebtedness, the collateral for which was any of such policies. To the Company's knowledge, the Company is not in default with respect to any provision contained in any such policy and the Company has not received any notice of cancellation or nonrenewal of any such policy. No representation is made as to the transferability of any policy or the effect of the transactions contemplated by this Agreement.

     3.23.     Personnel.

          (a) RHP has delivered to QuadraMed, Sub A and Sub B the names of all directors, officers and employees of the Company earning over $75,000 in 1997, indicating (i) the positions within the Company held by each such person and (ii) the current annual salary rates for each such person and the amounts payable in 1997 as bonus or other compensation for each such person.

          (b) RHP has delivered to QuadraMed, Sub A and Sub B a description of the Company's policies regarding severance or other benefits that may be payable to any Company employee if his or her employment were terminated.

     3.24.     Employee Benefit Plan(s).  Except as set forth on
Schedule 3.24, neither the Company nor any Affiliate of the Company which would be deemed a "single employer" with the Company under Sections 414(b) or (c) of the Code presently maintains any Employee Benefit Plan. Each Employee Benefit Plan has been administered in compliance with applicable law and with its terms, except where such non-compliance has not resulted in a Material Adverse Effect. The Company does not presently maintain, and has not maintained within the past five (5) years, any Employee Benefit Plan which is subject to Section 412 of the Code or Section 302 of ERISA, including any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA). To the knowledge of the Company, neither the Company, nor any other "disqualified person" or "party-in-interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any prohibited transactions in connection with any Employee Benefit Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA, or a tax pursuant to
Section 4975(a) of the Code which is reasonably expected to have a Material Adverse Effect. To the Company's knowledge, there are no actions, suits or claims (other than routine claims for benefits) pending or threatened against any Employee Benefit Plan of the Company or their assets, or arising out of such Employee Benefit Plan, and, to the knowledge of the Company, no facts exist which could give rise to any such actions, suits or claims which might have a Material Adverse Effect.

     3.25. Compliance with Environmental Laws. Except as set forth in Schedule 3.25: (i) the Company and all its operations are and have been in compliance with all Environmental Laws except where any such noncompliance would not result in a Material Adverse Effect; (ii) neither the Company nor any of its predecessors used, released or disposed of any Hazardous Substance in any manner that would reasonably be expected to result in a Material Adverse Effect and (iii) to the Company's knowledge, there is and has been no condition, activity or event respecting the Company that would reasonably be expected to subject QuadraMed or the Surviving Corporations to any liability under any Environmental Law that would result in a Material Adverse Effect.

     3.26.     Bank and Brokerage Accounts.  Schedule 3.26 lists
(i) the names and addresses of all banks and brokerage firms in which the Subsidiaries have accounts or safe deposit boxes, lock boxes, vaults and the account numbers relating thereto and (ii) the name of each person authorized to draw on any such account or have access to any such boxes or vaults.

     3.27.     Contracts.

          (a) Except as set forth on Schedule 3.27(a), no Subsidiary is a party to any:

               (i) Contract for the employment, severance or termination with any of its directors or officers, or any collective bargaining agreement;

               (ii) Contract for the sale of any of its assets, property or rights outside the ordinary course of business consistent with prior practice (other than this Agreement) which has not yet been fully performed in all material respects;

               (iii)     Contract that requires the Company to
indemnify or act as an indemnitor, guarantor or surety, for any other person or entity other than a Subsidiary;

               (iv) Contract restricting the Company from conducting business anywhere in the world;

               (v) Agreement, note, debenture, loan, mortgage, indenture or other obligation for or relating to borrowed money or commitments for obtaining borrowed money, in each case in excess of $50,000;

               (vi) Contract, lease or commitment which involves the future payment by or to it of more than $50,000, except (i) licensing agreements and software leases entered into in the ordinary course, (ii) other Contracts or commitments for the sale of goods or purchase or lease of equipment, tooling, supplies, services or raw materials in each case entered into in the ordinary course of business consistent with prior practice and
(iii) Contracts which may be canceled by it upon sixty (60) or fewer days notice without payment of any penalty or fee in connection therewith;

               (vii)     Letter of credit or power of attorney;

               (viii)    Joint venture contract or similar
arrangement or agreement which is likely to involve future payments by it in excess of $50,000; or

               (ix) Contract to which any Partner, stockholder, officer or director of the Company or any "affiliate" or "associate" of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), is presently a party, including, without limitation, any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity.

          (b) Except as specified on Schedule 3.27(b), all Contracts required to be listed on Schedule 3.27(a) are valid and binding, enforceable in accordance with their respective terms and in full force and effect. Neither the Company nor, to the Company's knowledge, any other party thereto, is in material breach of any provision of or in material default under any term of any such agreement, and to the Company's knowledge there exists no condition or event which after lapse of time or notice (or both) would constitute any such breach or default or result in any right to accelerate or loss of rights. True and complete copies of all such Contracts have been delivered to QuadraMed, Sub A and Sub B.

     3.28. Material Misstatements or Omissions. The statements, representations and warranties of RHP contained in this Agreement (including the schedules hereto), taken together, do not contain and will not contain any untrue statement of a material fact and do not or will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading.

     3.29.     Broker's, Finders or Other Transaction Fees.
There are no broker's or finder's fees or obligations due to persons engaged by RHP or any of the Partners or any of the Company's employees, officers or directors in connection with the transactions contemplated by this Agreement, except for the fees and expenses of its investment bankers, counsel and accountants as set forth on Schedule 3.29.

     3.30. Customers and Suppliers. As of the date hereof, no customer which individually accounted for more than 5% of the Company's gross revenues during the twelve (12) month period preceding the date hereof has notified the Company that it will stop, or decrease materially the rate of, buying services or products of the Company, other than expirations of Contracts in the ordinary course or any such actions which would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, no material supplier of the Company has indicated to the Company that it will stop, or decrease the rate of, supplying materials, products or services to the Company, other than expirations of Contracts in the ordinary course or any such actions which would not reasonably be expected to have a Material Adverse Effect.

     3.31. Investment Representations of RHP. RHP represents and warrants to QuadraMed and the Merger Subs as follows:

          (a) RHP is an "accredited investor" within the meaning of Rule 501(a) of the Securities Act.

          (b) RHP is aware that the QuadraMed Shares have not been registered under the Securities Act or any applicable state securities laws, and agrees that the QuadraMed Shares will not be offered or sold in the absence of registration under the Securities Act and any applicable state securities laws or an exemption from the registration requirements of the Securities Act and any applicable state securities laws, subject to Section
4.8 hereof. RHP will not transfer the Shares in violation of the provisions of any applicable federal or state securities laws, subject to Section 4.8 hereof. In this connection, RHP represents that it is familiar with SEC Rule 144 promulgated pursuant to the Securities Act ("Rule 144"), as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

          (c) RHP understands that the offering and sale of the QuadraMed Shares is exempt from registration under the Securities Act, by virtue of Section 4(2) of the Securities Act, based, in part, upon representations, warranties and agreements contained in this Agreement, and that QuadraMed may rely on such representations, warranties and agreements in connection therewith.

          (d) RHP is acquiring the QuadraMed Shares for its own account and for investment, and not with a view to the distribution thereof or with any present intention of distributing or selling any of the Shares except in compliance with the Securities Act, subject to Section 4.8 hereof.


                       ARTICLE IV.

                    COVENANTS OF RHP

     RHP hereby covenants and agrees as follows:

     4.1. Conduct of Company's Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or disclosed on any Schedule hereto, RHP shall not do, cause or permit any of the following, or allow, cause or permit any of its Subsidiaries to do, cause or permit any of the following, without the prior written consent of QuadraMed, which consent shall not be unreasonably withheld:

          (a) Material Contracts. Enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its contracts, other than in the ordinary course of business consistent with past practice and in no event shall such contract, commitment, amendment, modification or waiver be in excess of $250,000;

          (b) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, shares of a Subsidiary's capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Subsidiaries' common stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

          (c) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

          (d) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

          (e) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, except in the ordinary course of business consistent with past practice;

          (f) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

          (g) Leases. Enter into any operating lease in excess of $25,000 each;

          (h) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $25,000 in any one case or $100,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements;

          (i)  Capital Expenditures.  Make any capital
expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

          (j) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

          (k) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee (except that it may hire a replacement for any current director level or officer level employee if it first provides QuadraMed advance notice regarding such hiring decision), pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees other than in the ordinary course of business;

          (l) Severance Arrangements. Grant any severance or termination pay (i) to any partner, director or officer or (ii) to any other employee except (A) payments made pursuant to written agreements existing on the date hereof or (B) grants which are made in the ordinary course of business in accordance with its past practice;

          (m) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with QuadraMed prior to the filing of such a suit, or (iii) for a breach of this Agreement;

          (n) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries' business, taken as a whole, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

          (o) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, provided that this covenant shall not apply to the tax position of RHP;

          (p) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

          (q) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.1 (a) through
(p) above.

     4.2. Access and Information. The Company will grant reasonable access to QuadraMed and its counsel, accountants and other representatives, during reasonable working hours throughout the period from the date hereof to the Closing and upon reasonable prior notice, to all of the Company and the Company's properties, books, contracts, commitments and records, and will furnish QuadraMed during such period with reasonable access to key Company employees and to all such information concerning the affairs of the Company as QuadraMed reasonably requests, including copies and/or extracts of pertinent records, documents and contracts.

     4.3. Further Efforts.

          (a) RHP shall use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Mergers and the other transactions contemplated hereby in accordance with the terms of this Agreement. In case further action is required to carry out the purposes of this Agreement, RHP will use reasonable efforts to effectuate all such action.

          (b) As soon as reasonably practicable after the date hereof, and in any event on or prior to the Closing, RHP will use reasonable efforts to obtain the consents of all necessary governmental entities to the Mergers. No consents of any party to the Contracts of the Company shall be required as a condition to the Closing.

     4.4. Confidentiality. In the event of the termination of this Agreement, the Company and its representatives shall keep all information with respect to QuadraMed which has been disclosed to the Company pursuant to this Agreement confidential in accordance with the terms of the Confidentiality Agreement by and between the Company and QuadraMed and shall promptly return to QuadraMed all written information provided to the Company by QuadraMed.

     4.5. Subsequent Events. RHP shall promptly, and in any event prior to the Closing, advise QuadraMed in writing of the occurrence of any event or the existence of any state of facts of which the Company obtains knowledge which in any material respect would render any representation or warranty of RHP hereunder inaccurate or which would preclude satisfaction of any condition contained in Article VII or Article VIII of this Agreement; provided, that no such notification shall affect any such representation, warranty or condition. RHP shall have the right, without being deemed to be in breach of its representations and warranties set forth in Article III, to supplement or amend the Schedules to this Agreement with respect to any matter arising after the date hereof; provided, however that RHP obtains the prior written consent of QuadraMed, which consent shall not be unreasonably withheld.

     4.6. Public Announcement. So long as this Agreement is in effect, RHP nor any of its Affiliates shall issue or cause the issuance or the publication of any press release or any other public announcement (including, without limitation, disclosure to employees) with respect to the Mergers or any other transaction contemplated by this Agreement without the prior review and written consent of QuadraMed, unless required by law.

     4.7. Exclusive Dealing. From the execution of this Agreement until the Closing or the earlier termination of this Agreement, RHP (i) will not directly or indirectly, through any representative or otherwise, solicit or entertain offers with or in any manner encourage, discuss, accept or consider any proposal of any other Person relating to the acquisition of RHP or RHP Partnership Interests, its assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation or otherwise (other than sales of inventory or other dispositions in the ordinary course), and (ii) will immediately notify QuadraMed regarding any contact between RHP and any other Person or their respective representatives regarding any such offer or proposal or any related inquiry, except as contemplated by Section 4.9.

     4.8. Restrictions on Transferability of QuadraMed Shares,
Compliance with Securities Act.

          (a) Subject to Sections 4.8(c) and (d) below, the QuadraMed Shares shall not be transferable in the absence of an effective registration statement under the Securities Act or an exemption therefrom. In the absence of an effective registration statement under the Securities Act, neither the QuadraMed Shares nor any interest therein shall be sold, transferred, assigned or otherwise disposed of, unless QuadraMed shall have previously received an opinion of counsel knowledgeable in federal securities law, in form and substance reasonably satisfactory to QuadraMed and accompanied by such supporting documents as QuadraMed may reasonably request, to the effect that registration under the Securities Act is not required in connection with such disposition or as otherwise provided below. QuadraMed shall be entitled to give stop transfer instructions to its transfer agent with respect to the QuadraMed Shares in order to enforce the foregoing restrictions.

          (b) The certificate or certificates representing the QuadraMed Shares issued to RHP at the Closing shall bear the following legend restricting transfer:

     "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. NOTWITHSTANDING THE FOREGOING, THESE SECURITIES MAY BE TRANSFERRED TO THE PARTNERS OF RESOURCE HEALTH PARTNERS, L.P. ("RHP") OR THE PARTNERS OF THE GENERAL PARTNER OF RHP WITHOUT AN OPINION OF COUNSEL, PROVIDED THAT SUCH TRANSFER IS ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN THE ACQUISITION AGREEMENT AND PLAN OF MERGER DATED DECEMBER 29, 1997 AMONG QUADRAMED CORPORATION, RHP AND THE OTHER PARTIES THERETO."

          (c) Notwithstanding anything to the contrary herein contained, the parties acknowledge that RHP intends to transfer the QuadraMed Shares (including any such shares released from escrow and any shares received in payment of indemnification claims under Section 10.3) to the Partners and the General Partner intends to further transfer QuadraMed Shares it receives to its partners, from time to time after the Closing, and that one or more of such transferees may not be "accredited investors" within the meaning of Rule 501(a) of the Securities Act.

          (d) RHP agrees that, as a condition to transferring any QuadraMed Shares to a transferee, (i) RHP will require such transferee to provide an investment representation letter in substantially the form of Exhibit G to this Agreement (the "Investment Representation Letter") and (ii) RHP will provide to QuadraMed and, to the extent required, to QuadraMed's transfer agent, a written notice from RHP requesting such transfer, and representing that (A) the transferee is a partner of RHP or RHP GP, L.P., (B) the transfer does not require registration under the Securities Act, and (C) the transferee has executed and delivered to RHP a copy of the Investment Representation Letter, a copy of which shall be attached to such notice. RHP may also, at its option, obtain a signed Registration Rights Agreement (or counterpart signature page) from each transferee, and QuadraMed agrees each such transferee shall thereupon become a party to such agreement, all on the terms of the Registration Rights Agreement. QuadraMed agrees that such transfers may be made, that it shall not issue any stop transfers, and that it will not require any opinion in respect of such transfers. QuadraMed shall, and will instruct the transfer agent to, cause such transfer of QuadraMed Shares to be effected and record such transfer in the names of each transferee and will provide RHP with such copies of QuadraMed's public filings as RHP may reasonably request.

     4.9. Third Party Acquisitions.

          (a) RHP agrees that neither it nor any of its employees or partners shall, and it shall direct and use its reasonable best efforts to cause its agents and representatives (including the Company Advisors), not to directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries in respect of, or the making of any proposal for, a Third Party Acquisition. RHP further agrees that neither it nor any of its employees shall, and it shall direct and use its reasonable best efforts to cause all Company Advisors not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Third Party relating to the proposal of a Third Party Acquisition or other wise facilitate any effort or attempt to make or implement a Third Party Acquisition; provided, however, that if at any time prior to the Effective Time, the Advisory Committee of RHP determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to RHP's Limited Partners under applicable law, RHP may, in response to an inquiry, a proposal or offer for a Third Party Acquisition which was not solicited subsequent to the date hereof, (x) furnish only such information with respect to RHP to any such person pursuant to a customary confidentiality agreement as was delivered to QuadraMed prior to the execution of this Agreement and (y) participate in the discussions and negotiations regarding such inquiry, proposal or offer. RHP shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Parties conducted heretofore with respect to any of the foregoing. RHP shall take the necessary steps to promptly inform all Company Advisors of the obligations undertaken in this Section 4.9. RHP agrees to notify QuadraMed promptly if (i) any inquires relating to or proposals for a Third Party Acquisition are received by RHP or any of the Company Advisors, (ii) any confidential or other non-public information about RHP is requested from RHP or any of the Company Advisors, or (iii) any negotiations or discussions in connection with a possible Third Party Acquisition are sought to be initiated or continued with RHP or any of the Company Advisors indicating, in connection with such notice, subject to the fiduciary duties of the Advisory Committee of RHP under applicable law, the principal terms and conditions of any proposals or offers, including the identity of the offering party, and thereafter shall keep QuadraMed informed in writing, on a reasonably current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions.

          (b) Except as permitted by this Section 4.9(b), the Advisory Committee of RHP shall not withdraw its recommendation of the Mergers and other transactions contemplated hereby or approve or recommend, or cause RHP to enter into any agreement with respect to, any Third Party Acquisition. Notwithstanding the preceding sentence, if the Advisory Committee of RHP determines in its good faith judgment, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to RHP's Limited Partners under applicable law, the Advisory Committee may withdraw or alter its recommendation of the Mergers and the other transactions contemplated hereby, or approve or recommend or cause RHP to enter into an agreement with respect to a Superior Proposal, but in each case only (i) after providing written notice to QuadraMed (a "Notice of Superior Proposal") advising QuadraMed that the Advisory Committee has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and
(ii) if QuadraMed does not, within four (4) business days (or within two (2) business days with respect to any amendment to any Superior Proposal which was noticed at least four (4) days prior to such amendment) after QuadraMed's receipt of the Notice of Superior Proposal, make an offer which the Advisory Committee of RHP determines in its good faith judgment (based on the advice of the financial advisor of RHP) to be as favorable to RHP's Limited Partners as such Superior Proposal; provided, however, that RHP shall not be entitled to enter into any agreement with respect to a Superior Proposal unless this Agreement is concurrently terminated by its terms pursuant to Section 11.1(g)(i).

     4.10. Pooling of Interests. RHP acknowledges that the Mergers are intended to be pooling of interests transactions.
RHP agrees that it shall not transfer any of the QuadraMed Shares issued in the Mergers, other than a transfer to the partners of RHP or RHP GP, L.P. in accordance with Section 4.8, until the publication by QuadraMed of financial results that include at least thirty (30) days of combined operations of QuadraMed and the Subsidiaries. QuadraMed shall notify RHP promptly upon the publication of such financial results.


                         ARTICLE V.

               REPRESENTATIONS AND WARRANTIES
               OF QUADRAMED, SUB A AND SUB B

     Except as disclosed in a document of even date herewith and delivered by QuadraMed, Sub A and Sub B to the Company prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "QuadraMed Disclosure Schedule"), QuadraMed, Sub A and Sub B represent and warrant, jointly and severally, to the Company as follows:

     5.1. Organization and Good Standing. QuadraMed, Sub A and Sub B are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and have full corporate power and authority to own, lease and operate their respective properties and carry on their respective businesses and to enter into, deliver and perform their respective obligations under and to consummate the transactions contemplated by this Agreement. QuadraMed, Sub A and Sub B are qualified to do business and are in good standing in each jurisdiction where the character or location of the employment of personnel or the nature of the business and activities conducted by them, as the case may be, require such qualification, except in such jurisdiction where the failure to be so qualified and in good standing would not be material to the business of QuadraMed and its subsidiaries, taken as a whole. QuadraMed, Sub A and Sub B have delivered to RHP true and complete copies to their respective charters and bylaws.

     5.2. Capitalization of QuadraMed, Sub A and Sub B

          (a)  Except as described in this Section 5.2 or
Schedule 5.2, the authorized and outstanding capital stock of QuadraMed is as set forth in the section entitled "Description of Capital Stock" in QuadraMed's Prospectus dated October 21, 1997 as filed with the Securities and Exchange Commission and as previously delivered to RHP. There are no other outstanding shares of capital stock or voting securities of QuadraMed other than shares of QuadraMed Common Stock issued after October 21, 1997 upon the exercise of options or warrants. All outstanding shares of QuadraMed have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or Encumbrances other than any liens or Encumbrances created by or imposed upon the holders thereof. Except for options or warrants that were outstanding as of October 21, 1997, there are no other options, warrants, calls, rights, commitments or agreements of any character to which QuadraMed is a party or by which it is bound obligating QuadraMed to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of QuadraMed or obligating QuadraMed to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of QuadraMed Common Stock to be issued pursuant to the Mergers will be duly authorized, validly issued, fully paid, and non-assessable.

          (b) As of the date of the Closing, the authorized capital stock of Sub A consists of 1,000 shares of Sub A Common Stock, par value $0.001 and the authorized capital stock of Sub B consists of 1,000 shares of Sub B Common Stock, par value $0.001, all of which shares are issued and outstanding and owned beneficially and of record by QuadraMed. All of the Sub A Common Stock and Sub B Common Stock outstanding on the date hereof has been duly authorized and validly issued and is fully paid and nonassessable. All of the outstanding Sub A Common Stock and Sub B Common Stock is, and immediately prior to the Effective Time will be, owned by QuadraMed.

     5.3. Authority.

          (a) QuadraMed, Sub A and Sub B have the necessary corporate power and authority to enter into and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by QuadraMed, Sub A and Sub B have been duly authorized by the Board of Directors of QuadraMed, Sub A and Sub B in accordance with applicable law. No further corporate action is necessary on the part of QuadraMed, Sub A or Sub B to make this Agreement valid and binding upon QuadraMed, Sub A and Sub B in accordance with its terms. This Agreement has been duly and validly authorized, executed and delivered by QuadraMed, Sub A and Sub B and this Agreement (assuming due authorization, execution and delivery by the other parties hereto) constitutes the legal, valid and binding obligation of QuadraMed, Sub A and Sub B, enforceable in accordance with its terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally or by general principles of equity). Neither the execution, delivery nor performance of this Agreement by QuadraMed, Sub A or Sub B, nor the consummation of the transactions contemplated hereby, nor compliance by QuadraMed, Sub A or Sub B with the terms and provisions of this Agreement nor the Certificates of Merger will result in a violation or breach of any term or provision of QuadraMed's, Sub A's or Sub B's Certificates of Incorporation or Bylaws, or of any statute, rule or regulation applicable to QuadraMed, Sub A or Sub B or the business, properties, assets or personnel of QuadraMed and its subsidiaries, taken as a whole, or conflict with or constitute a violation or breach of, or a default under (or an event which, with the passage of time or the giving of notice, or both, would constitute a default under), nor give any party a right to accelerate the due date of any indebtedness or obligation under, any indenture, mortgage, deed of trust, contract or agreement to which QuadraMed, Sub A or Sub B is a party or to which the properties or assets of QuadraMed and its subsidiaries, taken as a whole are subject, or any instrument, judgment, decree, writ or other restriction to which either QuadraMed, Sub A or Sub B is a party or by which the business, properties, assets or personnel of QuadraMed and its subsidiaries, taken as a whole are bound, except where such conflict, violation, breach or default, either individually or in the aggregate, would not result in a Material Adverse Effect.

          (b) Except for filing the Certificates of Merger with the Delaware and Pennsylvania Secretaries of State (as appropriate), filing any necessary qualification or withdrawal documents with state authorities, complying with any federal or state securities law requirements and filing a Notification Form for Listing of Additional Shares with Nasdaq National Market, neither QuadraMed nor the Merger Subs are required to submit any notice, report or other filing with any federal, state or local governmental authority in connection with the execution or delivery or performance by QuadraMed, Sub A and Sub B of this Agreement or the consummation of the transactions contemplated herein. QuadraMed does not have Annual Net Sales or Total Assets of $100,000,000 or more. Capitalized terms used in the preceding sentence shall have the meanings given to them under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.

     5.4. QuadraMed Shares. As of the Closing, the QuadraMed Shares have been duly reserved for delivery pursuant to the terms of this Agreement and will, when so delivered, be duly authorized, validly issued, fully paid and nonassessable shares and will be free and clear of all liens, charges, restrictions, claims, preemptive rights and Encumbrances.

     5.5. QuadraMed SEC Filings. QuadraMed has furnished to RHP a true and complete copy of the QuadraMed SEC Filings made since September 30, 1997, and, prior to the Effective Time, QuadraMed shall promptly furnish to RHP a true and complete copy of any additional QuadraMed SEC Filings. The QuadraMed SEC Filings, true, correct and complete copies of which have been furnished to RHP, have been duly filed, were in substantial compliance with the requirements of their respective report forms, were complete and correct in all material respects as of the dates at which the information under the respective forms were furnished and contained, as of such date, do not contain an untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements made therein not misleading, and since September 30, 1997, there has not been any Material Adverse Effect. The consolidated financial statements of QuadraMed and the related notes and schedules included in the QuadraMed SEC Filings comply fully with the requirements of the Exchange Act and present fairly the consolidated financial position of QuadraMed in accordance with generally accepted accounting principles consistently applied, as of the dates indicated, and the results of its operations and changes in financial position for the periods therein specified (subject, in the case of unaudited interim financial statements, to year-end adjustments). The QuadraMed SEC Filings constitute all of the documents required by applicable securities laws to be filed by it and all such reports have been true, complete and correct in all material respects.

     5.6. Absence of Certain Changes.  Except as disclosed on
Schedule 5.6 or in the QuadraMed SEC Filings and since September 30, 1997 (the "QuadraMed Balance Sheet Date"), QuadraMed has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a material adverse effect to QuadraMed; (ii) any acquisition, sale or transfer of any material asset of QuadraMed or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by QuadraMed or any revaluation by QuadraMed of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of QuadraMed, or any direct or indirect redemption, purchase or other acquisition by QuadraMed of any of its shares of capital stock; or (v) any negotiation or agreement by QuadraMed or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (iv) (other than negotiations with RHP and its representatives regarding the transactions contemplated by this Agreement).

     5.7. Absence of Undisclosed Liabilities. Except as disclosed on Schedule 5.7 QuadraMed has no obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in QuadraMed's Quarterly Report on Form 10-Q for the period ended September 30, 1997 (the "QuadraMed Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the QuadraMed Balance Sheet under generally accepted accounting principles and which are not material, and (iii) those incurred in the ordinary course of business since the QuadraMed Balance Sheet Date and consistent with past practice and would not have a material adverse effect.

     5.8. Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon QuadraMed or any of its subsidiaries which has or reasonably could be expected to have the effect of prohibiting or materially impairing any current or future business practice of QuadraMed or any of its subsidiaries, any acquisition of property by QuadraMed or any of its subsidiaries or the conduct of business by QuadraMed or any of its subsidiaries as currently conducted or as proposed to be conducted by QuadraMed or any of its subsidiaries.

     5.9. Legal and Regulatory Matters. Except as disclosed in QuadraMed's SEC Filings, (i) there is no suit, action, arbitration, known governmental investigation or other proceeding, nor any order, decree or judgment pending or, to the knowledge of QuadraMed, threatened by or against QuadraMed or any of its properties, assets or business, or the transactions contemplated hereby, which if determined adversely could reasonably be expected to have a Material Adverse Effect; (ii) there are no judgments, decrees or orders enjoining QuadraMed in respect of, or the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of business in any area that is material to the business of QuadraMed; (iii) QuadraMed has complied and is complying with all laws, ordinances, treaties and governmental rules, orders and regulations applicable to it or its properties, assets, personnel or business, non-compliance with which could reasonably be expected to have a Material Adverse Effect; and (iv) QuadraMed has obtained all material Licenses necessary for the ownership of its properties and the conduct of its business as currently conducted, and all such Licenses are currently in full force and effect.

     5.10. Broker's Fees. There are no broker's or finder's fees or obligations due to persons engaged by QuadraMed, Sub A or Sub B or any of their employees, officers or directors in connection with the transactions contemplated by this Agreement, except for fees and expenses of its counsel, accountants and investment bankers.

     5.11. Material Misstatements or Omissions. The statements, representations and warranties of QuadraMed, Sub A and Sub B contained in this Agreement (including the schedules hereto) taken together, do not contain any untrue statement of a material fact and do not state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading.

     5.12. Eligibility to Use Form S-3. QuadraMed currently meets the "registrant requirements" set forth in the general instructions to Form S-3 under the Securities Act of 1933, as amended.


                         ARTICLE VI.

          COVENANTS OF QUADRAMED, SUB A AND SUB B

     QuadraMed and the Merger Subs hereby covenant and agree as follows:

     6.1. Conduct of QuadraMed's Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, QuadraMed agrees (except to the extent expressly contemplated by this Agreement, disclosed on any schedule hereto, or as consented to in writing by RHP), to carry on its business and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations, use its best efforts consistent with past practice to keep available the services of its and its subsidiaries' present officers and key employees and use its best efforts consistent with past practice to preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. QuadraMed agrees to promptly notify RHP of any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could have a material adverse effect on QuadraMed's business, taken as a whole.
Notwithstanding anything in this Section 6.1 to the contrary, QuadraMed may negotiate and consummate acquisitions of businesses or assets without providing notice to or obtaining the consent of RHP. Without limiting the foregoing, except as expressly contemplated by this Agreement, QuadraMed shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent RHP:

          (a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

          (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries; or

          (c) Other. Take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(a) and (b) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

     6.2. Further Efforts.

          (a) QuadraMed agrees to use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Mergers and the other transactions contemplated hereby in accordance with the terms of this Agreement. In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, QuadraMed will use reasonable efforts to effectuate all such action.

          (b) As soon as reasonably practicable after the date hereof, and in any event on or prior to the Closing, QuadraMed will use reasonable efforts to obtain the consents of all necessary governmental entities to the Mergers and the continued operation by the Company of its business, properties, assets, leaseholds, licenses, contracts and agreements.

     6.3. Confidentiality. In the event of the termination of this Agreement, QuadraMed and its representatives shall keep all information with respect to the Company which has been disclosed to QuadraMed pursuant to this Agreement confidential in accordance with the terms of the Confidentiality Agreement previously entered into by and between RHP and QuadraMed and shall promptly return to RHP all written information provided to QuadraMed by RHP.

     6.4. Public Announcement. So long as this Agreement is in effect, QuadraMed shall not, and shall cause its Affiliates not to, issue or cause the publication of any press release or any other public announcement (including, without limitation, disclosure to employees) with respect to the Mergers or any other transaction contemplated by this Agreement without the prior review, and consultation with, RHP with respect to such press release or other public announcement, unless required by law. Notwithstanding the foregoing, RHP acknowledges and agrees that, after consulting with RHP, QuadraMed may issue a press release announcing the execution of this Agreement and may make any filings required pursuant to the Exchange Act, which document shall be presented to RHP for review and comment and which shall be reasonably satisfactory to RHP prior to issuance or filing.

     6.5. Benefits for Retained Employees. QuadraMed agrees to cover (or cause to be covered) each employee (or their dependents) of the Company who accepts or continues employment with the Surviving Corporation effective as of and from the Closing under QuadraMed's Employee Benefit Plans that are in existence for comparably situated employees as of such date.
Such employees shall be granted service credit for their period of employment with the Company and its Affiliates for eligibility to participate and vesting purposes in the applicable Employee Benefit Plans maintained by QuadraMed where such vesting is allowed by law, including, without limitation, disability programs and vacation. Without limiting the foregoing, such employees and their dependents shall become eligible to participate in QuadraMed's group medical plan as of the Closing and shall be granted service credit for their period of employment with the Company and its Affiliates, if they are employed in a position or status that is eligible to participate in such group medical plan.

     6.6. Subsequent Events. QuadraMed shall promptly, and in any event prior to the Closing, advise RHP in writing of the occurrence of any event or the existence of any state of facts of which QuadraMed obtains knowledge which in any material respect would render any representation or warranty of QuadraMed hereunder inaccurate or which would preclude satisfaction of any condition contained in Article VII or Article IX of this Agreement; provided, that no such notification shall affect any such representation, warranty or condition.

     6.7. Treatment of Mergers as Reorganization. QuadraMed, Sub A and Sub B shall not take, and shall cause their Affiliates not to take, such action that would cause the acquisition of Resource Holdings and FRA to fail to qualify as a Reorganization within the meaning of Section 368 of the Code.


                       ARTICLE VII.

               GENERAL CONDITIONS PRECEDENT

     The obligations of each party hereto to consummate the Mergers and the other transactions contemplated by this Agreement shall be subject to fulfillment and satisfaction on or prior to the Closing of each of the following conditions:

     7.1. No Injunctions. No injunction or restraining or other order issued by a court of competent jurisdiction which prohibits the consummation of the transactions contemplated, including, without limitation, the issuance of the QuadraMed Shares by this Agreement shall be in effect (each party agreeing to use reasonably diligent efforts to have any such injunction or order lifted), and no governmental action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the transactions contemplated by this Agreement.

     7.2. No Governmental Proceedings. No action will have been taken, and no statute, rule or regulation will have been enacted, by any state or federal government agency that would render the consummation of the Mergers illegal.

     7.3. Governmental Approvals. All governmental filings or approvals required in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, compliance with federal and state securities laws, shall have been made or received.

     7.4. Escrow Agreement. The parties thereto shall have executed and delivered the Escrow Agreement.

     7.5. Simultaneous Mergers. The Mergers shall have occurred simultaneously at the Closing.


                         ARTICLE VIII.

     CONDITIONS PRECEDENT TO QUADRAMED'S, SUB A'S AND SUB B'S
                       OBLIGATIONS TO CLOSE

     The obligations of QuadraMed, Sub A and Sub B to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (unless waived pursuant to Section 11.4 hereof):

     8.1. Certificates of RHP. The representations and warranties of RHP under Article III shall have been true in all material respects when made and shall be true in all material respects as of the Closing with the same effect as though made at such time, except for changes occurring or arising after the date of this Agreement in carrying out the transactions contemplated herein or which have been approved in writing by QuadraMed or in the ordinary course of business. At the Closing, RHP shall have delivered a certificate, signed by an executive officer of RHP, dated as of the Closing Date, certifying that RHP has materially performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

     8.2. No Material Adverse Effect. Since October 31, 1997, the Company shall not have experienced any Material Adverse
Effect.

     8.3. Legal Opinion of RHP's Counsel. QuadraMed, Sub A and Sub B shall have received opinions, dated as of the Closing, of Proskauer Rose LLP, counsel for RHP, and Crawford, Wilson, Ryan & Agulnick, special Pennsylvania counsel for Resource Holdings, substantially in form and substance set forth as Exhibits H and I hereto, respectively.

     8.4. Certified Resolutions. RHP shall have delivered to QuadraMed, Sub A and Sub B true and complete copies of the resolutions of its Advisory Committee and the Boards of Directors of Resource Holdings and FRA, pursuant to which the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby were duly and validly authorized, adopted and approved, certified by the a proper officer and to be in full force and effect as of the Closing.

     8.5. Employment Agreements. Employment agreements attached in the form of Exhibit J shall be executed and delivered at the Closing by Craig Camp, Eugene Hoekendorf, Mark Wallis, Joel
Weinberg and Joseph Riley.

     8.6. Proceedings Satisfactory to Counsel. All proceedings taken by the Company and the Partners and all instruments executed and delivered by the Company and the Partners on or prior to the Closing in connection with the transactions contemplated herein shall be reasonably satisfactory in form and substance to the counsel for QuadraMed, Sub A and Sub B.


                       ARTICLE IX.

               CONDITIONS PRECEDENT TO RHP'S
                   OBLIGATIONS TO CLOSE

     The obligations of RHP and the Partners to consummate the Mergers and the other transactions contemplated by this Agreement are subject to the fulfillment and satisfaction at or prior to the Closing of each of the following conditions (unless waived pursuant to Section 11.4 hereof):

     9.1. Certificates of QuadraMed, Sub A and Sub B. The representations and warranties of QuadraMed, Sub A and Sub B under Article V shall have been true in all material respects when made and shall be true in all material respects as of the Closing with the same effect as though made at such time, except for changes occurring or arising after the date of this Agreement in carrying out the transactions contemplated herein. QuadraMed, Sub A and Sub B shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing, and QuadraMed, Sub A and Sub B shall have delivered to the Company certificates of QuadraMed, Sub A and Sub B, dated as of the Closing and signed by an executive officer of QuadraMed, Sub A and Sub B, certifying that QuadraMed, Sub A and Sub B have materially performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to Closing.

     9.2. Certified Resolutions. QuadraMed, Sub A and Sub B shall have delivered to the Company true and complete copies of the resolutions of their respective Boards of Directors pursuant to which the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby were duly and validly authorized, adopted and approved, certified by the Secretary of each and to be in full force and effect as of the Closing.

     9.3. Legal Opinion. RHP shall have received an opinion, dated as of the Closing, of Brobeck, Phleger & Harrison, LLP, counsel for QuadraMed, Sub A and Sub B substantially in form and substance set forth on Exhibit K hereto.

     9.4. Registration Rights Agreement. The parties shall have executed and delivered the Registration Rights Agreement.

     9.5. Employment Agreements. Employment agreements attached in the form of Exhibit J shall be executed at the Closing by Craig Camp, Eugene Hoekendorf, Mark Wallis, Joel Weinberg and
Joseph Riley.

     9.6. Closing Considerations and Expenses. QuadraMed shall have (a) delivered Closing Consideration A and Closing Consideration B to RHP in accordance with Article II, including amounts to be placed into escrow pursuant to Section 10.2(c), and
(b) paid all expenses and liabilities referred to in Sections
2.14 and 2.15 to be paid at the Closing.

     9.7. Proceedings Satisfactory to Counsel. All proceedings taken by QuadraMed, Sub A and Sub B and all instruments executed and delivered by QuadraMed, Sub A and Sub B on or prior to the Closing in connection with the transactions contemplated herein shall be reasonably satisfactory in form and substance to the counsel for RHP and the Partners.


                         ARTICLE X.

     SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATIONS

     10.1.     Survival of Representations, Etc.

          (a) RHP Survival. All representations and warranties and all covenants of RHP contained in this Agreement will survive the Closing and remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until one (1) year from the date of Closing (the "RHP Survival Period"), at which time they shall expire; provided, however, that, to the extent a claim is made in writing by QuadraMed pursuant to Section 10.2 prior to the expiration with respect to any breach of any such representation, warranty or covenant, the RHP Survival Period with respect to such claim shall be extended until such claim is finally determined or settled, whereupon such representation, warranty or covenant will expire.

          (b) QuadraMed Survival. QuadraMed's, Sub A's and Sub B's representations, warranties and covenants contained in this Agreement will survive the Closing and remain in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, in the case of representations and warranties, until one (1) year from the date of Closing, and, in the case of covenants, for the duration of the covenants in accordance with their terms (the "QuadraMed Survival Period"), at which time they shall expire; provided, however, that to the extent a claim is made in writing by RHP pursuant to Section 10.3 prior to the expiration with respect to any breach of any such representation, warranty or covenant, the QuadraMed Survival Period with respect to such claim shall be extended until such claim is finally determined or settled whereupon such representation, warranty or covenant will expire.

     10.2.     Indemnification by RHP.

          (a) RHP, to the extent of the Escrow Shares, will indemnify and hold harmless QuadraMed, Sub A and Sub B, and their respective officers, directors, agents and Affiliates (each a "QuadraMed Indemnified Person" and, collectively, the "QuadraMed Indemnified Persons"), from and against any and all actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable out-of-pocket legal fees and expenses ("Losses"), arising out of or relating to any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by RHP, Resource Holdings or FRA in this Agreement, in any exhibit or schedule hereto or any certificate, document or instrument delivered by or on behalf of RHP pursuant hereto. Any claim for indemnification hereunder must be made in writing on or prior to the expiration of the RHP Survival Period; provided, however, that any claim made prior to such expiration shall continue until such claim is finally determined or settled.

          (b) Notwithstanding the foregoing, RHP shall have no liability with respect to the matters described in paragraph (a) above unless and until the aggregate amount of Losses for which the QuadraMed Indemnified Persons are entitled to indemnification exceeds $200,000 (the "Threshold Amount"). At such time as the aggregate Losses exceed the Threshold Amount, the QuadraMed Indemnified Persons shall be indemnified to the full extent of all such Losses in excess of the Threshold Amount, to the extent of the Escrow Shares. Notwithstanding the foregoing, any Losses for which the QuadraMed Indemnified Persons are entitled to indemnification relating to a breach of Section 3.11(b) hereof shall not be subject to the Threshold Amount for any purpose hereof.

          (c) As security for the obligation to indemnify the QuadraMed Indemnified Persons hereunder, concurrently with the payment of the Closing Considerations by QuadraMed, RHP shall deposit the Escrow Shares with the Escrow Agent pursuant to the terms of the Escrow Agreement, as provided in Section 2.10.

          (d)  Anything herein to the contrary notwithstanding,
(i) neither RHP nor any Partner or other Person shall be liable to any QuadraMed Indemnified Person for any Losses for which a claim is made pursuant to this Section 10.2 or otherwise other than to the extent of the Escrow Shares, and (ii) any and all Losses to be indemnified pursuant to this Section 10.2 shall be limited to and paid solely from the Escrow Shares. Any Losses to be indemnified pursuant to this Section 10.2 shall be reimbursed by the payment of the appropriate number of Escrow Shares, calculated as provided herein, subject to the limitation in the preceding sentence. To the extent any Loss is to be reimbursed by the payment of Escrow Shares, the number of Escrow Shares to be paid shall be calculated by dividing the amount of such claim by the QuadraMed Stock Value. For the purposes of this Section 10.2(d), in the event QuadraMed is acquired by merger or otherwise, the term "Escrow Shares" shall include all amounts received in exchange for or in respect of the Escrow Shares.

          (e) QuadraMed Indemnified Persons shall not be entitled to recover under Section 10.2 to the extent the subject matter of the claim is reimbursed by insurance proceeds
(including title insurance) received by QuadraMed, Surviving
Corporation A, Surviving Corporation B or any other Subsidiary.

          (f)  The amount of any recovery by any QuadraMed
Indemnified Person pursuant to Section 10.2 shall be net of any actual Tax benefits inuring to such QuadraMed Indemnified Person to the extent such Tax benefits result from such claim.

     10.3. Indemnification by QuadraMed, Sub A and Sub B. QuadraMed, Sub A and Sub B will indemnify and hold harmless RHP, each of its Partners and their respective officers, directors, agents and Affiliates ("RHP Indemnified Persons") from and against any and all Losses arising out of or relating to any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by QuadraMed, Sub A and Sub B in this Agreement, in any exhibit or schedule hereto or any certificate, document or instrument delivered by or on behalf of QuadraMed, Sub A or Sub B pursuant hereto.

     10.4. Procedure for Indemnification of Claims. If a QuadraMed Indemnified Person or a RHP Indemnified Person (referred to herein as the "Indemnified Person") shall have a claim for which such Indemnified Person seeks indemnification pursuant to this Article X, the Indemnified Person shall give prompt written notice of such claim to RHP (in the case of a claim by a QuadraMed Indemnified Person), or to QuadraMed (in the case of a claim by a RHP Indemnified Person) (referred to herein as the "Indemnifying Person"), including in such notice a brief description of the facts upon which such claim is based and, to the extent known, the amount thereof. The giving of such notice shall not be condition precedent to indemnification hereunder; however, failure to give prompt notice shall reduce the Indemnified Person's recovery from the Indemnifying Person by an amount equal to the damages, costs and expenses (including attorneys fees) or other Losses caused by such delay. If, after the amount of the claim is specified in writing by the Indemnified Person, the Indemnifying Person objects to any such claim, it may give written notice to the Indemnified Person within thirty (30) days of the later of receipt of the Indemnified Person's notice of claim or the specification by the Indemnified Person of the amount of the claim, advising the Indemnified Person of its objection. If no such notice is timely received from the Indemnifying Person by the Indemnified Person, the Indemnified Person will be entitled to indemnification hereunder in the amount of the Loss arising out of the claim specified in the notice of claim. If the Indemnifying Person advises the Indemnified Person within such thirty (30) day period that it objects to the claim, the Indemnified Person and the Indemnifying Person shall promptly meet and use their good faith efforts to settle the dispute. If the Indemnified Person and the Indemnifying Person are unable to reach agreement within thirty
(30) days after the Indemnifying Person objects to the claim, then the disputed portion of the claim shall be submitted to arbitration in accordance with Section 12.1. If the Arbitrators shall determine that the Indemnified Person is entitled to indemnification with respect to the dispute submitted, the Indemnified Person will be entitled to indemnification hereunder in the amount determined by such Arbitrators.

     10.5. Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person or, the Indemnifying Person, as the case may be, of any third party claim, suit, action or proceeding of the kind referred to in Section 10.4 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise, but no such settlement or compromise may be agreed to without the consent of both the Indemnified Person and the Indemnifying Person, such consent not to be unreasonably withheld or delayed. The Indemnified Person will give the Indemnifying Person at least thirty (30) days notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time an Indemnifying Person may assume the defense of such claim, suit, action or proceeding and if it does so the proposed settlement or compromise may not be made.

     10.6. Third Party Claims. If a claim by a third party is made against an Indemnified Person for which the Indemnified Person is entitled to indemnification under this Article X, the Indemnified Person shall promptly notify the Indemnifying Person in writing of such claim. Such notice shall set forth such information with respect to such claim as is then available to the Indemnified Person. In the event the Indemnifying Person elects to undertake to conduct and control, through counsel of its own choosing, and at its sole risk and expense, the good faith settlement and/or defense of such claim, the Indemnified Person shall cooperate fully with the Indemnifying Person in connection therewith; provided: (a) the Indemnified Person shall be entitled to participate in such settlement or defense through counsel of its own choosing, provided that the fees and expense of such counsel shall be fully borne by the Indemnified Person, and (b) the Indemnifying Person shall have, on a timely basis, notified the Indemnified Person in writing of its election to undertake the settlement or defense and confirmed in writing the obligation of the Indemnifying Person to indemnify the Indemnified Person for the liability asserted in such claim. The Indemnifying Person shall obtain the written consent of the Indemnified Person, which consent shall not be unreasonably withheld, prior to ceasing to defend, settle or otherwise dispose of such claim if as a result thereof the Indemnified Person would become subject to injunctive or other equitable relief or the business of the Indemnified Person would be materially adversely affected in any manner. So long as the Indemnifying Person is reasonably contesting any such claim in good faith, the Indemnified Person shall fully cooperate with the Indemnifying Person in the defense or settlement of such claim as is reasonably required by the Indemnifying Person, and the Indemnified Person shall not pay or settle such claim without the consent of the Indemnifying Person; provided, however, that notwithstanding the foregoing, the Indemnified Person shall have the right to pay or settle any such claim at any time without the consent of the Indemnifying Person if, and only if, in such event, the Indemnified Person shall have waived in writing any right to indemnification therefor. If the Indemnifying Person does not give the Indemnified Person the timely written notice of the undertaking referred to in clause (b) of this Section 10.6, the Indemnified Person shall thereafter have the right to contest, defend, settle or compromise the claim as a reasonably prudent person would (as if no indemnification were available), but shall not settle or compromise such claim except as provided in Section 10.5, and shall keep the Indemnifying Person informed of the progress of such matter.

     10.7. Certificate of Incorporation and Bylaws. Notwithstanding anything to the contrary herein contained, all present and former officers, directors, officers, employees, agents and representatives of the Subsidiaries who were entitled to indemnification under the charter or by-laws of any such Subsidiary or otherwise shall continue to be entitled to indemnification by Surviving Corporation A, Surviving Corporation B or such Subsidiary as applicable, or their respective successors, from and against any claims, actions or other liabilities arising after the Closing for which such Person would have been entitled to indemnification by the Company if such matter had arisen prior to the Closing. This provision is intended to be for the benefit of such directors, officers, employees, agents and representatives each of whom shall be a third party beneficiary hereunder.

     10.8. Exclusivity. The indemnification provisions contained in this Article X shall be the sole and exclusive remedy for the breach of this Agreement or any action taken in connection with this Agreement, to the extent permitted by applicable law, except for claims of fraud by any party.


                         ARTICLE XI.

                         TERMINATION

     11.1. Termination. This Agreement and the Mergers contemplated hereby may be terminated at any time prior to the Closing, whether before or after approval of this Agreement and the Mergers, as follows, and in no other manner:

          (a)  By mutual written consent of QuadraMed and RHP;

          (b) By QuadraMed or RHP if any of the conditions set forth in Article VII shall not have been satisfied as of the date of the Closing;

          (c)  By QuadraMed if any of the conditions set forth in
Article X shall have not been satisfied as of the date of the Closing;

          (d)  By RHP if any of the conditions set forth in
Article IX shall have not been satisfied as of the date of the Closing;

          (e) By either QuadraMed or RHP if the Closing shall have not been consummated on or before December 31, 1997; provided, however, with respect to (b)-(e) that the terminating party has complied with or performed or tendered performance of all covenants and agreements, and satisfied all conditions contained herein which are to be complied with, performed or satisfied by such party immediately prior to or at the Closing; provided, further, that a party shall promptly notify the other parties hereto in writing if it becomes aware of circumstances which would cause such other party to breach or be unable to comply with or perform the conditions set forth in Article VII, VIII or IX as is appropriate;

          (f) By QuadraMed if (i) the Advisory Committee of RHP or any committee thereof shall have withdrawn or modified in a manner adverse to QuadraMed, Sub A or Sub B its approval or recommendation of this Agreement, the Mergers or any other transaction contemplated by this Agreement; and either (A) the Advisory Committee of RHP or any committee thereof shall have recommended to the partners of RHP acceptance of a Third Party Acquisition or (B) RHP shall have entered into any definitive agreement with respect to a Third Party Acquisition; or (ii) RHP shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement which breach cannot be or has not been cured 20 days after the giving of written notice to RHP;

          (g) By RHP if (i) the Advisory Committee of RHP shall have withdrawn or modified in a manner adverse to QuadraMed, Sub A or Sub B its approval or recommendation of this Agreement or the Mergers in order to approve the execution by RHP of a definitive agreement providing for a Third Party Acquisition contemplated by a Superior Proposal, provided that RHP shall have compiled with the provisions of Section 4.9 and thereafter shall comply with Section 11.3 below; or (ii) QuadraMed, Sub A or Sub B shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement which beach cannot be or has not been cured 20 days after the giving of written notice to RHP, Sub A or Sub B, as applicable;

          (h) By QuadraMed, if the Fair Market Value shall be less than $18.50 per share unless RHP agrees that, in such event, the Fair Market Value shall be $18.50 per share for purposes of the Mergers; or

          (i) By RHP, if the Fair Market Value exceeds $32.00 per share at the Effective Time of the Mergers.

     11.2. Effect of Termination. In the event that this Agreement is terminated pursuant to Section 11.1 hereof, all further obligations of the parties hereto under this Agreement shall terminate without further liability of any party to another, and each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance of and compliance with all agreements and conditions contained herein or therein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel; provided, that the obligations of RHP contained in Section 4.4 hereof and the obligations of QuadraMed, Sub A and Sub B contained in Section 6.3 hereof shall survive any such termination; and provided, further, that nothing herein shall relieve any party of any liability with respect to or arising out of any breach of its obligations, covenants or agreements hereunder and such termination shall not constitute an election of remedies nor limit the non-breaching parties from pursuing whatever rights and remedies they may have at law, in equity or otherwise.

     11.3. Certain Payments. In the event that this Agreement is terminated pursuant to Section 11.1(f)(i) or Section 11.1(g)(i) and the Third Party Acquisition referred to in Section 11.1(g)(i) is consummated within one year after termination, then RHP shall pay QuadraMed promptly upon consummation of the Third Party Acquisition (but in no event later than two business days after the consummation of the Third Party Acquisition shall have occurred) a fee of One Million Dollars ($1,000,000), which amount shall be payable in immediately available funds.

     11.4. Waiver of Conditions. If any of the conditions specified in Article VII hereof has not been satisfied, QuadraMed and RHP may nevertheless mutually agree to proceed with the transactions contemplated hereby. If any of the conditions specified in Article VIII hereof has not been satisfied, QuadraMed, Sub A and Sub B may nevertheless at the election of QuadraMed proceed with the transactions contemplated hereby. If any of the conditions specified in Article IX hereof has not been satisfied, RHP may nevertheless at the election of RHP proceed with the transactions contemplated hereby.

     11.5. Payment of Expenses. QuadraMed shall pay directly at the Closing (except as otherwise indicated on Schedule 3.29) all fees and expenses of the Company Advisors in connection with this Agreement and the transactions contemplated hereby. All such fees and expenses are listed on Schedule 3.29 hereto. RHP hereby represents and warrants that the Company has not previously paid any portion of such fees or expenses. QuadraMed shall pay directly all fees and expenses incurred in connection with registration and listing on Nasdaq of the QuadraMed Shares.


                         ARTICLE XII.

                           GENERAL

     12.1.     Arbitration.

          (a) For purposes of arbitration pursuant to Section 6.1(c), Indemnified Person and the Indemnifying Person shall each select an arbitrator to serve on a three party arbitration panel and the arbitrators so selected shall select the third arbitrator to serve on such panel. The arbitration panel so selected shall be referred to herein as the "Arbitrators." If any of the selected Arbitrators decline or are unable to serve for any reason, the appointed Arbitrators shall select another arbitrator. Upon their failure to agree on another arbitrator, the jurisdiction of any court of the State of California shall be invoked to make such selection. The Arbitrators selected to serve hereunder shall be qualified by training and experience for the matters for which such Arbitrators are designated to serve.

          (b) Any arbitration pursuant to Section 10.4, shall be conducted as follows:

               (i) The Arbitrators shall follow the Commercial Arbitration Rules of the American Arbitration Association, except as otherwise provided herein. The Arbitrators shall substantially comply with the rules of evidence; shall grant essential but limited discovery; shall provide for the exchange of witness lists and exhibit copies; and shall conduct a pretrial and consider dispositive motions. Each party shall have the right to request the Arbitrators to make findings of specific factual issues.

               (ii) The Arbitrators shall complete their proceedings and render their decision within thirty (30) days after submission of the dispute to them, unless the parties agree to an extension. Each party shall cooperate with the Arbitrators to comply with procedural time requirements and the failure of either to do so shall entitle the Arbitrators to extend the arbitration proceedings accordingly and to impose sanctions on the party responsible for the delay, payable to the other party. In the event any arbitrator does not fulfill their responsibilities on a timely basis, either party shall have the right to require a replacement and the appointment of a new arbitrator.

               (iii) The decision of the Arbitrators shall be final and binding upon the parties and accordingly a judgment by any court of the State of California or any other court of competent jurisdiction may be entered in accordance therewith.

               (iv) Any arbitration shall be conducted in the State of California.

          (c) The costs of the arbitration conducted pursuant hereto shall be borne equally by the parties to such arbitration, except that each party shall bear its own legal and accounting expenses and other expenses relating to its participation in such arbitration.

     12.2. Amendments. Subject to applicable law, this Agreement, the Certificates of Merger and any exhibit attached hereto or thereto may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that any such amendment must be in writing and executed by all parties hereto.

     12.3. Assignment. The rights under this Agreement shall not be assignable nor the duties delegable by any party without the written consent of the other parties and nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity, other than the parties hereto and their successors in interest and permitted assignees, any rights or remedies under or by reason of this Agreement unless so stated to the contrary. Officers, directors and others entitled to indemnification under Section 10.7 are third party beneficiaries hereunder for purposes of enforcing such indemnification rights.

     12.4. Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

     To QuadraMed:       QuadraMed Corporation
                         80 E. Sir Francis Drake Blvd., Suite 2A
                         Larkspur, Ca  94939
                         Fax:   (415) 464-3953
                         Attn:  Keith M. Roberts

     With a copy to:     Brobeck, Phleger & Harrison LLP
                         Spear Street Tower
                         One Market
                         Spear Tower
                         San Francisco, CA  94105
                         Fax:   (415) 442-1010
                         Attn:  Scott D. Lester

          To RHP:        Resource Health Partners, L.P.
                         c/o J.P. Morgan Investment Corporation
                         101 California Street
                         San Francisco, CA 94111
                         Fax:   (415) 954-4737
                         Attn:  John Van Hooser

     With copies to:     J.P. Morgan Investment Corporation
                         101 California Street
                         San Francisco, CA 94111
                         Fax:   (415) 954-4737
                         Attn:  John Van Hooser

                         Proskauer Rose LLP
                         1585 Broadway
                         New York, New York  10036-8299
                         Fax:   (212) 969-2900
                         Attn:  Steven L. Kirshenbaum

     12.5.     Further Assurances/Access.

          (a) QuadraMed, Sub A and Sub B on the one hand, and RHP, on the other hand, agree that from time to time after the Closing, at the other's request and without further consideration or consent, each will execute and deliver such additional instruments as the other may reasonably request to confirm more effectively the status of FRA and Resource Holdings as subsidiaries of QuadraMed, and, from and after the date hereof if there are any rights of the Company vis-a-vis third parties which would not continue beyond the time of the Mergers without the consent of any such third party, to try with the cooperation and assistance of each other to obtain such consent promptly.

          (b) QuadraMed, Surviving Corporation A and Surviving Corporation Sub B shall grant reasonable access to RHP and its counsel, accountants and other representatives, during reasonable working hours from and after the Closing and upon reasonable prior notice, to all of properties, books, contracts, commitments and records related to the business and operations of the Subsidiaries, and will furnish RHP during such period with reasonable access to key employees and to all such information concerning the affairs of the Subsidiaries as RHP reasonably requests, including copies and/or extracts of pertinent records, documents and contracts.

     12.6. Entire Agreement. This Agreement (including all exhibits and schedules attached hereto and thereto and all documents delivered as provided for herein and therein) contain the entire agreement among the parties hereto with respect to the subject matter hereof and the transactions contemplated hereby and supersedes all prior negotiations, discussions and undertakings, both written and oral, among the parties hereto, with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement between the parties hereto shall continue in full force and effect.

     12.7. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile (with originals to follow by United States mail), and such facsimile shall be conclusive evidence of the consent and ratification of the signatories hereto.

     12.8. Governing Law. This Agreement shall be construed by and enforced in accordance with the laws of the State of New York without giving effect to the principles of the conflicts of laws, except insofar as the laws of Delaware or Pennsylvania apply to the Mergers.



           (Remainder of Page Intentionally Left Blank)






























     IN WITNESS WHEREOF, the parties have duly executed this Acquisition Agreement and Plan of Merger as of the date first written above.


                         QUADRAMED CORPORATION



                         By: /s/ John V. Cracchiolo
                              Name:
                              Title:



                         RH ACQUISITION CO.


                         By: /s/ John V. Cracchiolo
                              Name:
                              Title:


                         FA ACQUISITION CO.


                         By: /s/ John V. Cracchiolo
                              Name:
                              Title:


                         RESOURCE HEALTH PARTNERS, L.P.
                         By: RHP GP, L.P., its general partner
                         By: RHP Health, Inc., its general
                         partner


                         By: /s/ Ted J. Ackroyd
                              Name: Ted J. Ackroyd
                              Title: President














          [SIGNATURE PAGE NO. 1 TO ACQUISITION AGREEMENT AND
                    PLAN OF MERGER]


                         RESOURCE HOLDINGS, LTD.


                         By: /s/ Ted J. Ackroyd
                              Name: Ted J. Ackroyd
                              Title: President


                         FRA ACQUISITION INC.


                         By: /s/ Ted J. Ackroyd
                              Name: Ted J. Ackroyd
                              Title: President



          [SIGNATURE PAGE NO. 2 TO ACQUISITION AGREEMENT AND
                         PLAN OF MERGER]








                         EXHIBIT "A"

                      ESCROW AGREEMENT

















                         EXHIBIT "B"

               REGISTRATION RIGHTS AGREEMENT











                         EXHIBIT "C"

                 SUB A CERTIFICATE OF MERGER










                         EXHIBIT "D"

                SUB B CERTIFICATE OF MERGER







                         EXHIBIT "E"

                    SUB A MERGER AGREEMENT










                         EXHIBIT "F"

             ASSIGNMENT AND ASSUMPTION AGREEMENT





                         EXHIBIT "G"

               INVESTMENT REPRESENTATION LETTER
















                         EXHIBIT "H"

               OPINION OF PROSKAUER ROSE LLP














                         EXHIBIT "I"

               OPINION OF PENNSYLVANIA COUNSEL





                         EXHIBIT "J"

                   EMPLOYMENT AGREEMENTS

















                         EXHIBIT "K"

          OPINION OF BROBECK, PHLEGER & HARRISON LLP